UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☒
Filed by a party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Section 240.14a-12
EASTERLY GOVERNMENT PROPERTIES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2024
Dear Stockholder:
You are invited to attend the 2024 annual meeting of stockholders of Easterly Government Properties, Inc., a Maryland corporation, which will be held on Friday, May 17, 2024, at 1:00 p.m., Eastern Time, at 2001 K Street, NW, Suite 775 North, Washington, D.C. 20006. The annual meeting will be held for the following purposes:
1.
To elect the seven director nominees named in the accompanying proxy statement to serve on our Board of Directors until our next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To hold a non-binding advisory vote on the compensation of our named executive officers, as described in the accompanying proxy statement;
3.	To hold a non-binding advisory vote on the frequency of stockholder advisory votes on the compensation of our named executive officers;
4.	To approve the Easterly Government Properties, Inc. 2024 Equity Incentive Plan; and
5.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.
In addition, stockholders may be asked to consider and vote upon any other matters that may properly be brought before the annual meeting and at any adjournments or postponements thereof.
Any action may be taken on the foregoing matters at the annual meeting on the date specified above, or on any date or dates to which the annual meeting may be adjourned, or to which the annual meeting may be postponed.
Our Board of Directors has fixed the close of business on March 19, 2024 as the record date for determining the stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof. The proxy statement and proxy card are first being distributed or made available to you on or about April 5, 2024.
By Order of our Board of Directors,

Franklin V. Logan
Executive Vice President, General Counsel
and Secretary
Washington, D.C.
April 5, 2024

Whether or not you plan to attend the annual meeting, we urge you to vote as soon as possible. For specific instructions on voting, please refer to the instructions included in the Notice of Internet Availability of Proxy Materials that you received in the mail, or if you received a paper or electronic copy of our proxy materials, the instructions on your proxy card. If you attend the annual meeting, you may vote in person if you wish, even if you have previously returned your proxy card. Please note that if your shares are held of record by a bank, broker or other nominee and you wish to vote in person at the annual meeting, you must obtain a proxy issued in your name from such bank, broker or other nominee.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 17, 2024. The Proxy Statement and our 2023 Annual Report to Stockholders are available at: www.proxyvote.com.

EASTERLY GOVERNMENT PROPERTIES, INC.
2001 K STREET, NW, SUITE 775 NORTH
WASHINGTON, D.C. 20006
PROXY STATEMENT
FOR OUR 2024 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2024
These proxy materials are being made available to our stockholders in connection with the solicitation of proxies by the Board of Directors, or the Board, of Easterly Government Properties, Inc., a Maryland corporation, for use at our 2024 annual meeting of stockholders to be held on Friday, May 17, 2024, at 1:00 p.m., Eastern Time, at 2001 K Street, NW, Suite 775 North, Washington, D.C. 20006, or at any postponement or adjournment of the annual meeting.
References in this proxy statement to “we,” “us,” “our,” “ours,” and the “Company” refer to Easterly Government Properties, Inc., unless the context otherwise requires. This proxy statement and a form of proxy have been made available to our stockholders on the Internet and a Notice of Internet Availability of Proxy Materials will be mailed to stockholders on or about April 5, 2024.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Who is entitled to vote at the annual meeting?
Holders of record of our common stock, $0.01 par value per share, at the close of business on March 19, 2024, the record date for the annual meeting, are entitled to receive notice of the annual meeting and to vote at the annual meeting. If you are a holder of record of our common stock as of the record date, you may vote the shares that you held on the record date even if you sell such shares after the record date. Each outstanding share as of the record date entitles its holder to cast one vote for each matter to be voted upon and, with respect to the election of directors, one vote for each director to be elected. Stockholders do not have the right to cumulative voting for the election of directors.
What is the purpose of the annual meeting?
At the annual meeting, you will be asked to vote on the following proposals:
•
Proposal 1: the election of the seven director nominees named in this proxy statement to serve on the Board until our next annual meeting of stockholders and until their successors are duly elected and qualified;

•	Proposal 2: the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as described in this proxy statement;
•	Proposal 3: the recommendation, on a non-binding advisory basis, of whether an advisory vote on executive compensation should be held every one, two or three years;
•	Proposal 4: the approval of the Easterly Government Properties, Inc. 2024 Equity Incentive Plan; and
•	Proposal 5: the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.
You also may be asked to consider and act upon any other matters that may properly be brought before the annual meeting and at any adjournments or postponements thereof.

Why did I receive a notice in the mail regarding Internet availability of proxy materials?
In accordance with the rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the Internet instead of mailing a printed copy to our stockholders. Accordingly, on or about April 5, 2024, we began mailing to all of our stockholders of record at the close of business on March 19, 2024, a Notice of Internet Availability of Proxy Materials, or the Notice. We believe making our proxy materials available over the Internet allows us to provide our stockholders with the proxy materials they need, while lowering the cost of delivering the materials and reducing the impact of our annual meeting on the environment.
Instructions on how to access the proxy materials over the Internet and how to vote are included in the Notice. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail at no cost.
How can I change how I receive proxy materials in the future?
Instead of receiving a Notice of Internet Availability of Proxy Materials in the mail for future meetings, you may elect to receive links to proxy materials by e-mail or to receive a paper copy of the proxy materials, including a paper proxy card, by mail. The Notice will provide you with instructions for how to receive a paper or an e-mail copy of our proxy materials for the 2024 annual meeting of stockholders or for all future annual meetings. Your election will remain in effect until you terminate it.
Instead of receiving our proxy materials or the Notice by mail, we encourage you to elect to receive all proxy materials by e-mail going forward. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site.
What constitutes a quorum?
The presence, in person or by proxy, of holders of a majority of the total number of outstanding shares entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of any business at the annual meeting. As of the record date, there were 102,354,702 shares outstanding and entitled to vote at the annual meeting.
Each share of common stock outstanding on the record date is entitled to one vote on each matter properly submitted at the annual meeting and, with respect to the election of directors, one vote for each director to be elected. Abstentions and “broker non-votes” (defined below) will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting.
What vote is required to approve each proposal?
In respect of Proposal 1, a director nominee is elected if he or she receives more votes for his or her election than votes against his or her election. Under our Amended and Restated Corporate Governance Guidelines, any incumbent director who fails to be elected by a majority of the votes cast in an uncontested election is required to promptly submit to the Board a written offer to resign from the Board. Our Nominating and Corporate Governance Committee is required to make a recommendation to the Board with respect to such resignation. The Board is required to take action with respect to the recommendation and to disclose its decision and, if applicable, the Board’s reasons for rejecting the tendered resignation. The policy is described more fully below under the caption “Additional Corporate Governance Matters—Annual Elections; Majority Voting.” With respect to Proposal 1, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the election of directors.

Assuming the presence of a quorum, a majority of all of the votes cast on the matter at the annual meeting is required, for the approval on a non-binding advisory basis, of the compensation of our named executive officers (Proposal 2) for the determination, on a non-binding, advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers (Proposal 3), for the approval of the Easterly Government Properties, Inc. 2024 Equity Incentive Plan (Proposal 4) and for the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 (Proposal 5). In respect of Proposals 2, 3 and 4, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the vote for those proposals. In respect of Proposal 5, abstentions will not be counted as votes cast and will have no effect on the vote for this proposal.
Can I change my vote after I submit my proxy card?
If you cast a vote by proxy, you may revoke it at any time before it is voted by:
•	filing a written notice revoking the proxy with our Secretary at our address;
•	properly submitting to us a proxy with a later date; or
•	appearing in person and voting by ballot at the annual meeting.
If you attend the annual meeting, you may vote in person whether or not you previously have given a proxy, but your presence (without further action) at the annual meeting will not constitute revocation of a previously given proxy. Unless you have received a legal proxy to vote the shares, if you hold your shares through a bank, broker or other nominee, that is, in “street name,” only that bank, broker or other nominee can revoke your proxy on your behalf.
You may revoke a proxy for shares held by a bank, broker or other nominee by submitting new voting instructions to the bank, broker or other nominee or, if you have obtained a legal proxy from the bank, broker or other nominee giving you the right to vote the shares at the annual meeting, by attending the annual meeting and voting in person.
How do I vote?
Voting in Person at the Annual Meeting. If you hold your shares in your own name as a holder of record with our transfer agent, Computershare Trust Company, N.A., and attend the annual meeting, you may vote in person at the annual meeting. If your shares are held by a bank, broker or other nominee, that is, in “street name,” and you wish to vote in person at the annual meeting, you will need to obtain a legal proxy from the bank, broker or other nominee that holds your shares of record.
Voting by Proxy for Shares Registered in Your Name. If your shares are registered directly in your name with our transfer agent, you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:
Vote online. You can vote online by following the instructions provided in the Notice or, if you received printed materials, on your proxy card. You can access proxy materials and vote at www.proxyvote.com. To vote online, you must have the control number provided in the Notice or your proxy card.
Vote by telephone. If you received printed materials, you also have the option to vote by telephone by following the “Vote by Phone” instructions on your proxy card. If you did not receive printed materials and would like to vote by telephone, you must request printed copies of the proxy materials by following the instructions on your Notice.
Vote by regular mail. If you received printed materials and you would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

If you did not receive printed materials and would like to vote by mail, you must request printed copies of the proxy materials by following the instructions on your Notice.
Voting by Proxy for Shares Registered in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. You should instruct your broker or nominee how to vote your shares by following the voting instructions provided by your broker or nominee.
Even if you plan to attend the annual meeting, we recommend that you submit a proxy to vote your shares in advance so that your vote will be counted if you later are unable to attend the annual meeting.
How is my vote counted?
If you authorize your proxy to vote your shares electronically via the Internet or by telephone, or, if you properly marked, signed, dated and returned the proxy card mailed to you, the shares that the proxy represents will be voted in the manner specified on the proxy. If you properly signed and returned a proxy card but no specification is made, your shares will be voted “for” the election of the director nominees named in this proxy statement, “for” the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as described in this proxy statement, for every “one year” in respect of the recommendation, on a non-binding advisory basis, of whether an advisory vote on executive compensation should be held every one, two or three years, “for” the approval of the Easterly Government Properties, Inc. 2024 Equity Incentive Plan and “for” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. If your shares are held in street name and your broker or nominee does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. Pursuant to the New York Stock Exchange, or NYSE, rules, if you do not give instructions to your broker or nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal 5) is considered to be a discretionary item under the NYSE rules and your broker or nominee will be able to vote on that item even if it does not receive instructions from you. The election of directors (Proposal 1), the non-binding, advisory approval of executive compensation (Proposal 2), the recommendation, on a non-binding advisory basis, of whether an advisory vote on executive compensation should be held every one, two or three years (Proposal 3) and the approval of the Easterly Government Properties, Inc. 2024 Equity Incentive Plan (Proposal 4) are considered non-discretionary items. A broker or nominee may not vote your shares with respect to these non-discretionary items if you have not provided instructions. This is called a “broker non-vote.” We strongly encourage you to submit your proxy with instructions and exercise your right to vote as a stockholder.
It is not anticipated that any matters other than those set forth in this proxy statement will be presented at the annual meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders. In addition, since no stockholder nominations or proposals meeting the requirements of Rule 14a-8 or Rule 14a-19 under the Exchange Act were received, no such matters will be brought to a vote at the annual meeting.
How does the Board recommend that I vote on each of the proposals?
The Board recommends that you vote:
•
FOR Proposal 1: the election of each of Darrell W. Crate, William H. Binnie, Michael P. Ibe, Cynthia A. Fisher, Scott D. Freeman, Emil W. Henry, Jr. and Tara S. Innes as directors to serve on the Board until our next annual meeting of stockholders and until their successors are duly elected and qualified;

•	FOR Proposal 2: the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as described in this proxy statement;
•
FOR EVERY 1 YEAR (“1 YEAR” on the proxy card) in respect of Proposal 3: the recommendation, on a non-binding advisory basis, of whether an advisory vote on executive compensation should be held every one, two or three years;

•	FOR Proposal 4: the approval of the Easterly Government Properties, Inc. 2024 Equity Incentive Plan; and
•	FOR Proposal 5: the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.
What other information should I review before voting?
Our 2023 Annual Report to Stockholders, or our annual report, including our Annual Report on Form 10-K, which contains financial statements for the fiscal year ended December 31, 2023, is being made available to you concurrently with this proxy statement. To access our annual report, go to the “Investor Relations—Financials” page on our website, www.easterlyreit.com, and then click on “Annual Reports.” In addition, documents we file with the SEC are available at a website maintained by the SEC at http://www.sec.gov. Our annual report and our Annual Report on Form 10-K, however, are not part of the proxy solicitation materials, and the information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.
Who is soliciting my proxy?
This solicitation of proxies is made by and on behalf of the Board. We will pay the cost of the solicitation of proxies. Our directors, officers and employees may solicit proxies personally or by telephone, e-mail or mail. No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, e-mail or personal interviews.
No person is authorized on our behalf to give any information or to make any representations with respect to the proposals other than the information and the representations contained in this proxy statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized.

PROPOSAL 1: ELECTION OF DIRECTORS
The Board currently consists of seven members, each serving for a term of one year and until their successors are duly elected and qualified. Pursuant to our charter, our directors will be elected annually by our stockholders to serve until the next annual meeting and until their successors are duly elected and qualified. Our bylaws provide that a majority of the entire Board may at any time increase or decrease the number of directors. However, the number of directors may never be less than the minimum number required by the Maryland General Corporation Law, which is one, and, except as set forth in our charter and our bylaws, more than 15.
At the 2024 annual meeting, all of the directors will be elected to serve until the 2025 annual meeting and until their successors are duly elected and qualified. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Darrell W. Crate, William H. Binnie, Michael P. Ibe, Cynthia A. Fisher, Scott D. Freeman, Emil W. Henry, Jr. and Tara S. Innes to serve as directors. Each of these nominees currently serves as a member of the Board and has consented to being named in this proxy statement. The Board anticipates that each nominee will serve, if elected, as a director. However, if any nominee is unable to accept election, proxies voted in favor of such nominee will be voted for the election of such other person or persons as the Board may select.
Effective January 1, 2024, the Board appointed Darrell W. Crate as our Chief Executive Officer and William H. Binnie as Chairman of the Board, thereby separating the role of Chairman of the Board from our management team. The Board believes that having strong independent Board leadership in the form of an independent Chairman promotes strong, independent oversight of our management and affairs and is in the best interests of our stockholders.
For additional discussion about our leadership structure, refer to “Additional Corporate Governance Matters—Board Leadership Structure” below.
The Board unanimously recommends that you vote “FOR” each of its director nominees.
Vote Required; Effect of Vote
Under our bylaws, a director nominee in an uncontested election will be elected if he or she receives more votes for his or her election than votes against his or her election. Under our Amended and Restated Corporate Governance Guidelines, any incumbent director who fails to be elected by a majority of the votes cast in an uncontested election is required to promptly submit a written offer to resign to the Board. Our Nominating and Corporate Governance Committee is required to make a recommendation to the Board with respect to such resignation. The Board is required to take action with respect to the recommendation and to disclose its decision and, if applicable, the Board’s reasons for rejecting the tendered resignation. The policy is described more fully below under the caption “Additional Corporate Governance Matters—Annual Elections; Majority Voting.”
We will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes, if any, will have no effect on this proposal.
Information Regarding the Director Nominees
The following table and biographical descriptions set forth certain information with respect to each nominee for election as a director at the annual meeting, based upon information furnished by each director. The biographical information includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board that such person should serve as a director.
Name	Age	Position
Darrell W. Crate	57	Chief Executive Officer and Director
William H. Binnie	66	Chairman of the Board of Directors*
Michael P. Ibe	77	Vice Chairman of the Board of Directors and Executive Vice President- Development and Acquisitions
Cynthia A. Fisher	63	Director*
Scott D. Freeman	60	Director*
Emil W. Henry, Jr.	63	Director*
Tara S. Innes	66	Director*
* We have determined that these directors qualify as “independent” under the standards of the NYSE and the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Darrell W. Crate has served as our Chief Executive Officer since January 2024 and as a director since February 2015. Mr. Crate served as the Company’s Chairman of the Board from February 2015 through December 2023. In addition to his service with the Company, Mr. Crate founded Easterly Capital, LLC in 2009 and holds various titles in its related entities. Since 2015, Mr. Crate has also been the Managing Principal of Easterly Asset Management (formerly Easterly Partners Group). From 1998 to 2011, Mr. Crate served as the Chief Financial Officer of Affiliated Managers Group (NYSE: AMG), a global asset management holding company. Mr. Crate was previously the Managing Director of the Financial Institutions Group of the Chase Manhattan Corporation based in London and New York, focusing exclusively on investment management firms. Mr. Crate served as Treasurer and on the executive committee of Romney for President during each of the 2008 and 2012 election cycles. Mr. Crate earned his BA from Bates College, where he serves as trustee emeritus, and his MBA from Columbia Business School.
William H. Binnie has served as a director since February 2015 and as Chairman of the Board since January 2024. Prior to his appointment as Chairman, Mr. Binnie was the Company’s Lead Independent Director, a position he held since 2016. Mr. Binnie has served as President and Chief Executive Officer of Carlisle Capital Corporation, a private investment and management company with a focus on media and real estate businesses, since 1996. Mr. Binnie served as Chairman of the board, founder and chief executive officer of Carlisle Plastics, Inc., a NYSE listed company that was a consumer company producing products made from plastic, from 1984 until its acquisition by Tyco International Ltd. in 1996. Mr. Binnie is the Chairman of NH1 News, as well as President of 19 radio stations in the Carlisle Media organization. Mr. Binnie was also a candidate for the U.S. Senate from New Hampshire in 2010. Mr. Binnie earned his MBA from Harvard Business School and his AB from Harvard University and is a former member of the Board of Overseers of Harvard University.
Michael P. Ibe has served as our Executive Vice President—Development and Acquisitions and Vice Chairman of the Board since February 2015. Mr. Ibe co-founded Western Devcon, Inc. in 1987 and has since then served as president, where he has been primarily responsible for all phases of acquisition and development in each endeavor, including build-to-suit GSA-leased properties of Western Devcon, Inc. and its affiliates. His experience related to construction dates back to 1980, when he served as Vice President of Construction at Ibe Investments, a family-owned real estate company specializing in high-density residential developments in Phoenix, Arizona and luxury single-family developments in San Diego, California. From 1970 to 1980, Mr. Ibe served as a contract administrator and later a vice president and general manager, of Lampco Industries, a San Diego, California manufacturer of precision components for jet engines and nuclear reactors. Mr. Ibe attended Mesa College and San Diego State University.
Cynthia A. Fisher has served as a director since February 2015. In 2011, Ms. Fisher founded WaterRev, LLC, an investment company located in Newton, Massachusetts, focused on innovative technology companies that enable sustainable practices of water use. She is an independent investor and consultant to corporate boards and executive management teams. In 1992, Ms. Fisher founded ViaCord, Inc., a cord blood stem cell banking company, and served as Chairman and Chief Executive Officer of ViaCord, Inc. from 1993 to 2000. In 2000, she co-founded ViaCell, Inc., a cellular medicines company, and served as its president and as a member of the board of directors. ViaCell, the successor to ViaCord, went public in 2005 (Nasdaq: VIAC) and was subsequently sold to PerkinElmer (NYSE: PKI) in 2007. Ms. Fisher also serves on the board of directors of another public company, the Boston Beer Company, Inc. (NYSE: SAM), and on the board of directors of several not-for-profit businesses. Ms. Fisher is Founder and Chairman of PatientRightsAdvocate.org focused on price transparency and a functional market in healthcare. She also co-founded and is Chairman of Fitmoney.org which provides curriculum for K-12 financial literacy. Ms. Fisher serves on the board of the National Park Foundation and previously served on the board of directors of Water.org. Ms. Fisher holds an MBA from Harvard Business School and a BS and honorary Doctorate of Science from Ursinus College.
Scott D. Freeman has served as a director since May 2020. Mr. Freeman is Managing Partner of FHR Capital, LLC, a privately held real estate investment and advisory company. Prior to joining FHR Capital in July 2019, Mr. Freeman was with Colony Capital from April 2005 through June 2019 where he was Managing Director and Global Head of Portfolio Management of Colony Capital, Inc. and co-founder of Colony Realty Partners, LLC.

Before Colony, he was a Partner and the Director of Acquisitions at TA Associates Realty, LLC from February 1994 to February 2004 where he served on the firm’s Executive Committee and Investment Committee and chaired the Acquisition Committee. Previously, he was an Asset Manager with General Electric Investments and with Aetna Realty Investors. Scott is involved in various volunteer and charitable organizations including serving as a trustee at Bates College. Scott received a BA in Political Science from Bates College and an MBA with concentrations in Real Estate and Finance from the Kellogg School at Northwestern University.
Emil W. Henry, Jr. has served as a director since February 2015. Mr. Henry is a former Assistant Secretary of the U.S. Treasury for Financial Institutions and currently is the Chief Executive Officer of Tiger Infrastructure Partners, a private equity firm he founded that is focused on infrastructure investment opportunities. Prior to founding Tiger Infrastructure Partners in 2009, Mr. Henry was head of the Lehman Brothers Private Equity Infrastructure businesses, where he oversaw infrastructure investments. In 2005, Mr. Henry was appointed Assistant Secretary of the U.S. Treasury for Financial Institutions by the President of the United States. Until his departure in 2007, he was a key advisor to two Treasury secretaries on economic, legislative and regulatory matters affecting U.S. financial institutions and markets. Before joining the U.S. Treasury, Mr. Henry was a partner of Gleacher Partners LLC, an investment banking and investment management firm, where he served as chairman of asset management and managing director, and where he oversaw the firm’s investment activities. Before attending business school, Mr. Henry was a member of the principal investing arm of Morgan Stanley, where he was involved in the execution of leveraged buyouts on the firm’s behalf. Mr. Henry’s board memberships presently include ArrowMark Financial Corp, a Nasdaq listed company as well as the boards of a number of private portfolio investments of Tiger Infrastructure Partners. He is also a member of the Council on Foreign Relations. Mr. Henry earned his MBA from Harvard Business School and his BA in Economics from Yale University.
Tara S. Innes has served as a director since February 2020. Ms. Innes is a former Managing Director, Global Head of Public Fixed Income Research at AIG Investments, Inc., a position she held from 2009 until April 2016, where she led a team of analysts in New York, London, Tokyo and Tel Aviv responsible for analysis and investment recommendations across investment grade, high yield, sovereign, municipal, and emerging markets asset classes. From 2006 to 2009, Ms. Innes was Team Leader of Financial Institutions at AIG Asset Management US LLC. Before joining AIG in 2006, Ms. Innes served as managing director and team leader for REITs and Financial Institutions at Fitch Learning US Inc., a subsidiary of Fitch Ratings, Inc. Prior to joining Fitch in 2004, Ms. Innes served in various positions at MetLife, Inc. and Merrill Lynch Hubbard, Inc. focused on real estate investments and finance. Ms. Innes is a member of the Board of Directors, Treasurer and Chairman of the Finance Committee of The Credit Roundtable Association, an organization of institutional investors she co-founded in 2007 to educate investors and advocate for bondholders. Ms. Innes has been a frequent speaker at international investor and issuer conferences on a variety of fixed income investment topics and maintains longstanding relationships with the capital markets and syndication teams at many of the largest investment banks. Ms. Innes is National Association of Corporate Directors (NACD) Directorship Certified and earned her CERT Certificate in Cybersecurity Oversight through NACD by completing the Cyber-Risk Oversight Program in 2023. Ms. Innes earned her BA from Boston College.
Biographical Information Regarding Executive Officers Who Are Not Directors
As of the date of this proxy statement, our executive officers who are not directors are as follows:
Name	Age	Position
Meghan G. Baivier	44	President and Chief Operating Officer
Allison E. Marino	40	Executive Vice President, Chief Financial Officer and Chief Accounting Officer
Franklin V. Logan	54	Executive Vice President, General Counsel and Secretary
Meghan G. Baivier is our President and Chief Operating Officer. Prior to being appointed to her current position, Ms. Baivier served as our Executive Vice President, Chief Financial Officer and Chief Operating Officer from

March 2016 until January 2024 and as our Executive Vice President and Chief Operating Officer since joining the Company in May 2015 until March 2016. From August 2010 to April 2015, Ms. Baivier served as Vice President of Citigroup’s Real Estate and Lodging Investment Banking group where she was involved in a wide range of financial advisory and capital markets transactions. From March 2005 to June 2007, Ms. Baivier was an Equity Research Associate with Chilton Investment Co. Ms. Baivier was also previously employed by Fidelity Management and Research as a High Yield Research Associate from September 2001 to February 2005. Since July 2017, Ms. Baivier has served as a director of Sun Communities, Inc., a NYSE listed REIT. Ms. Baivier earned her MBA from Columbia Business School where she was awarded the prestigious Feldberg Fellowship and her BA from Wellesley College.
Allison E. Marino is our Executive Vice President, Chief Financial Officer and Chief Accounting Officer. From August 2021 until her appointment to her current roles in January 2024, Ms. Marino served as the Company’s Senior Vice President and Chief Accounting Officer. Prior to joining the Company, Ms. Marino served as Vice President and Corporate Controller of Carr Properties, a private real estate investment trust focused on the ownership, acquisition and development of office properties, from February 2020 to August 2021. She first joined Carr Properties in 2015 as a Director of Accounting. Prior to that, Ms. Marino served in Marriott International, Inc.’s Financial Reporting and Analysis group from 2010 to 2015 in various capacities, including as a Senior Manager and Manager. She began her career at Ernst & Young, LLP in its real estate practice. Ms. Marino is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. She earned her BS in Business Administration from the University of Pittsburgh and her MBA from the University of North Carolina.
Franklin V. Logan is our Executive Vice President, General Counsel and Secretary. From January 2018 until his appointment as Executive Vice President in February 2023, Mr. Logan served as our Senior Vice President, General Counsel and Secretary. Before joining our company in January 2018, Mr. Logan was an associate in the Real Estate Industry Group of Goodwin Procter LLP, where he represented various REITs in securities law, public and private mergers and acquisitions, corporate governance and general corporate matters. Before joining Goodwin Procter LLP in 2010, Mr. Logan served as a Government Affairs Representative at Stuntz, Davis and Staffier, PC, a Washington, D.C. law firm, where he represented the interests of clients before the U.S. Congress and various federal agencies on a wide range of issues from general appropriations and budgetary matters to issues of homeland security, telecommunications, immigration, criminal justice and healthcare. He began his career as staff member to a United States Senator. Mr. Logan earned his JD from Georgetown University Law Center and his BA from Rice University.
Director Independence
Under the corporate governance listing standards of the NYSE, at least a majority of our directors and all members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee must be “independent” as defined by the NYSE. The NYSE standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the Board must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us).
The Board has determined that each of the following existing directors is an “independent director” as defined by the NYSE rules: William H. Binnie, Cynthia A. Fisher, Scott D. Freeman, Emil W. Henry, Jr. and Tara S. Innes. Our independent directors meet regularly in executive sessions without the presence of our executive officers and non-independent directors.
The Board and its Committees
The Board has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees currently is composed exclusively of independent directors, in accordance with the NYSE listing standards. The principal functions of each committee are briefly described below. The current charters for each of the Audit Committee, Compensation

Committee and Nominating and Corporate Governance Committee are available on our website at www.easterlyreit.com under the “Investor Relations—Governance—Governance Guidelines” section. Additionally, the Board may from time to time establish certain other committees to facilitate the management of our company.
The Board held eight meetings in 2023. Our Audit Committee met five times in 2023. Our Compensation Committee met six times in 2023. Our Nominating and Corporate Governance Committee met four times in 2023. Each of our directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board which were held during the period that such person served on the Board and (ii) the total number of meetings of committees of the Board held during the period that such person served on such committee.
Audit Committee
Our Audit Committee consists of four of our directors, each of whom is an independent director. Each of Ms. Innes and Messrs. Henry and Freeman qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards. The Board has determined that each of the Audit Committee members is “financially literate” as that term is defined by the NYSE corporate governance listing standards.
We have an Audit Committee charter that details the principal functions of the Audit Committee, including oversight related to:
•	our accounting and financial reporting processes;
•	the integrity of our consolidated financial statements;
•	our systems of disclosure controls and procedures and internal control over financial reporting;
•	our compliance with financial, legal and regulatory requirements;
•	the performance of our internal audit function; and
•	our overall risk assessment and management.
The Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees, and reviewing the adequacy of our internal accounting controls. The Audit Committee also prepares the Audit Committee report required by SEC regulations to be included in this proxy statement. In addition, the Audit Committee oversees our risk assessment and management process, including processes related to cybersecurity. Additional information regarding the functions performed by our Audit Committee is set forth in the Audit Committee report. Ms. Innes is the chair and Ms. Fisher, Mr. Freeman and Mr. Henry serve as members of the Audit Committee.

Compensation Committee
Our Compensation Committee consists of five of our directors, each of whom is an independent director. We have a Compensation Committee charter that details the principal functions of the Compensation Committee, including:
•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of other senior officers;
•	reviewing our executive compensation policies and plans;
•	implementing and administering our incentive compensation and equity-based remuneration plans;
•	assisting management in complying with our proxy statement and annual report disclosure requirements;
•	producing a report on executive compensation to be included in our annual proxy statement; and
•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for non-employee directors.
Mr. Binnie is the chair and Ms. Fisher, Mr. Freeman, Mr. Henry and Ms. Innes serve as members of the Compensation Committee.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of three of our directors, each of whom is an independent director. We have adopted a Nominating and Corporate Governance Committee charter that details the principal functions of the Nominating and Corporate Governance Committee, including:
•	identifying and recommending to the full Board qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;
•	developing and recommending to the Board corporate governance guidelines and implementing and monitoring such guidelines;
•	reviewing and making recommendations on matters involving the general operation of the Board, including Board size and composition, and committee composition and structure;
•	recommending to the Board nominees for each committee of the Board;
•	annually facilitating the assessment of the Board’s performance, as required by applicable law, regulations and the NYSE corporate governance listing standards; and
•	annually reviewing and making recommendations to the Board regarding revisions to the Amended and Restated Corporate Governance Guidelines and the Code of Business Conduct and Ethics.
The Nominating and Corporate Governance Committee also has oversight responsibilities over the Company’s environmental (including climate change), social and related governance, or ESG, initiatives, risks, strategies and policies. Ms. Fisher is the chair and Mr. Binnie and Mr. Henry serve as members of the Nominating and Corporate Governance Committee.

Board Qualifications
We value diversity of views, experience, skill sets, gender and ethnicity in identifying and selecting Board members. Our Board nominees reflect diverse perspectives, including a complementary mix of skills, experience, and backgrounds, that we believe are important to our ability to represent the interests of all our stakeholders.
Skills / Qualifications	Darrell W. Crate	William H. Binnie	Cynthia A. Fisher	Scott D. Freeman	Emil W. Henry, Jr.	Michael P. Ibe	Tara S. Innes
Public Company Executive / Director
Investment / Financial Experience
Portfolio / Investment Management Experience
Government Experience
Direct Property Acquisition Experience
Direct Property Asset Management Experience
Credit Analysis Background
Direct Debt Investment Experience
Entrepreneurial Background
Private Equity Investment Experience
REIT Management Experience
From the top down, we are committed to cultivating an inclusive company culture that attracts top talent and creates an environment that fosters collaboration, innovation, diversity and inclusion. As of December 31, 2023:
•	41% and 32% of our employees were female and non-white, respectively;
•
two of our five named executive officers were women, consisting of Meghan G. Baivier, whom the board of directors promoted to President and Chief Operating Officer effective January 1, 2024, and Allison E. Marino, whom the board of directors promoted to serve as our Chief Financial Officer and Chief Accounting Officer effective January 1, 2024; and

•
two of the three standing committees of the Board were chaired by women, including Tara S. Innes, Chair of the Audit Committee, and Cynthia A. Fisher, Chair of the Nominating and Corporate Governance Committee.

Our Nominating and Corporate Governance Committee charter requires that any initial list of new director candidates considered by the committee must include qualified women and minority candidates. Although the Board does not currently have a racially or ethnically diverse member, these requirements formalize the Board’s commitment to seeking diverse candidates for open board positions and are particularly salient as the Nominating and Corporate Governance Committee continues to focus on identifying qualified women and racially diverse director candidates as part of its ongoing board refreshment process. The Board believes that board refreshment is important for ensuring an appropriate mix of skills and diversity of backgrounds and providing fresh perspectives, while leveraging the institutional knowledge and insight of the Board’s longer-tenured members.

Director Compensation
In 2023, we paid to each of our non-employee directors an annual retainer equal to approximately $190,000, consisting of $75,000 payable in equal bi-annual cash installments and an equity award having a value of approximately $115,000 granted upon the election of the non-employee director following the 2023 annual meeting. The equity awards will vest upon the earlier of the anniversary of the date of grant or the Company’s 2024 annual meeting of stockholders and was made in the form of shares of restricted common stock, or, if elected by such non-employee director, long-term incentive units in our operating partnership, or LTIP units (or a combination of both). In addition, each non-employee director who served as a chair of one of the standing committees of the Board received a $25,000 cash retainer for service as a chair in 2023.
The Compensation Committee periodically reviews the compensation of our non-employee directors. In 2023, our Compensation Committee engaged Ferguson Partners Consulting, or FPC, to review our director compensation program and conduct a benchmark analysis of non-employee director compensation programs in place at comparable public companies. Based on its review, the Compensation Committee made no changes to our director compensation program in 2023 other than to approve modest retainers to committee chairs to reflect the additional responsibilities of leading our standing committees. Under our director compensation program, directors do not receive meeting attendance fees for any meeting of our Board or a committee thereof that he or she attends. However, we do reimburse each of our directors for travel expenses incurred in connection with his or her attendance at full Board and committee meetings.
Directors of our company who are also employees receive no additional compensation for their services as directors. The following table sets forth information regarding the compensation paid to our non-employee directors during the fiscal year ended December 31, 2023:
Director	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
William H. Binnie	100,000	115,006	215,006
Cynthia A. Fisher	100,000	114,992	214,992
Scott D. Freeman	75,000	114,992	189,992
Emil W. Henry, Jr.	75,000	114,992	189,992
Tara S. Innes	100,000	114,988	214,988
(1)
In connection with our 2023 annual meeting, we granted (i) 8,019 shares of restricted common stock to each of Messrs. Freeman and Henry and Ms. Fisher, (ii) 1,743 shares of restricted common stock and 7,131 LTIP units to Ms. Innes, and (iii) 9,113 LTIP units to Mr. Binnie, in each case pursuant to our 2015 Equity Incentive Plan. Such awards were the only unvested equity awards to our non-employee directors outstanding on December 31, 2023, and will vest upon the earlier of the anniversary of the date of grant or the 2024 annual meeting. Amounts shown reflect the aggregate grant date fair value of shares of restricted stock and LTIP units, as applicable, issued to each director as determined pursuant to Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 “Compensation — Stock Compensation,” or ASC Topic 718, disregarding the estimate of forfeitures.

PROPOSAL 2: NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the Company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years. This is commonly known as, and is referred to herein as, a “say-on-pay” proposal or resolution.
At our 2018 annual meeting of stockholders, our stockholders voted on, among other matters, a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our named executive officers. More than 95% of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of the Company’s named executive officers every year, which was consistent with the recommendation of the Board. The Board considered the voting results with respect to the frequency proposal and other factors, and the Board caused the Company to hold a non-binding, advisory vote on the compensation of the Company’s named executive officers every year since 2017. The next required advisory vote on the frequency of holding the non-binding, advisory vote on the compensation of our named executive officers will occur at this year’s annual meeting. See “Proposal 3: Non-Binding Advisory Vote on the Frequency of Stockholder Advisory Votes on the Compensation of our Named Executive Officers.”
Accordingly, pursuant to Section 14A(a)(1) of the Exchange Act, the Company is providing stockholders with the opportunity to approve the following non-binding advisory resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
The Board unanimously recommends a vote FOR this resolution.
We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement pursuant to Item 402 of Regulation S-K.
Vote Required; Effect of Vote
Assuming the presence of a quorum a majority of all of the votes cast on this proposal at the annual meeting is required for adoption of this resolution. Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
The say-on-pay resolution is advisory, and therefore will not have any binding legal effect on the Company or the Compensation Committee. However, the Compensation Committee does value the opinions of our stockholders and intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

PROPOSAL 3: NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Section 14A(a)(2) of the Exchange Act enables our stockholders to vote on a non-binding advisory basis on how frequently we will submit “say-on-pay” proposals, similar to Proposal 2, to our stockholders in the future. Our stockholders have the following three alternatives to choose from: (1) every year (“1 YEAR” on the proxy card), (2) every two years (“2 YEARS” on the proxy card) or (3) every three years (“3 YEARS” on the proxy card). In addition, our stockholders may choose to abstain from voting on this proposal.
The Board believes that, of the three choices, submitting a non-binding advisory say-on-pay resolution to stockholders every year is preferable. Annual votes will provide the Company with clearer feedback regarding the compensation of our named executive officers. The primary focus of the disclosure of the compensation of our named executive officers required to be included in the Company’s proxy statements is compensation granted in or for the prior fiscal year. Additionally, the Compensation Committee re-evaluates the compensation of our named executive officers each year. An annual say-on-pay resolution will match the annual focus of this proxy statement disclosure and provide the Company with the clearest and most timely feedback of the three options. This feedback may then be considered by the Compensation Committee in its next annual decision-making process. Additionally, the administrative process of submitting a non-binding advisory say-on-pay resolution to stockholders on an annual basis is not expected to impose any substantial additional costs on the Company.
The Board unanimously recommends a vote for EVERY 1 YEAR (“1 YEAR” on the proxy card) as the frequency for future non-binding advisory votes on the compensation of our named executive officers.
Vote Required; Effect of Vote
Assuming the presence of a quorum, in order for any of the three alternatives regarding the frequency of future advisory votes on named executive officer compensation to be approved, it must receive a majority of all of the votes cast on this proposal at the annual meeting. Because there are four choices, it is possible that none of the alternative frequencies will receive a majority of the votes cast. However, stockholders will still be able to communicate their preference with respect to the frequency of say-on-pay proposals by choosing from among these three alternatives. Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
The votes that are the subject of this proposal are all non-binding advisory votes, and therefore will not have any binding legal effect on the Company or the Board. However, the Board does intend to take the results of the vote on this proposal into account in its decision regarding the frequency with which the Company submits say-on-pay proposals in the future.

PROPOSAL 4: APPROVAL OF THE EASTERLY GOVERNMENT PROPERTIES, INC.
2024 EQUITY INCENTIVE PLAN
The Board believes that equity awards play an important role in the success of the Company by encouraging and enabling the employees, officers, non-employee directors, and consultants of the Company, Easterly Government Properties LP, our operating partnership, and their affiliates, upon whose judgment, initiative, and efforts the Company largely depends for the successful conduct of its business, to acquire a proprietary interest in the Company. The Board believes that providing such persons with a direct stake in the Company assures a closer identification of the interests of such individuals with those of the Company and our stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.
On April 3, 2024, our Board approved the Easterly Government Properties, Inc. 2024 Equity Incentive Plan, or the 2024 Plan, subject to the approval of the 2024 Plan by our stockholders at the annual meeting. The 2024 Plan will replace our 2015 Equity Incentive Plan and is designed to enhance the flexibility to grant equity awards to our officers, employees, non-employee directors, and consultants and to ensure that we can continue to grant equity awards to eligible recipients at levels determined to be appropriate by the Board and/or the Compensation Committee. A copy of the 2024 Plan is attached as Appendix B to this proxy statement and is incorporated herein by reference.
As of March 19, 2024, there were 474,718 unvested full value awards subject to time-based vesting and 775,117 unvested full value awards subject to performance-based vesting outstanding under our equity compensation plans. Other than the foregoing, no awards were outstanding under our equity compensation plans as of March 19, 2024. As of March 19, 2024, there were 512,282 shares of common stock available for awards under our equity compensation plans.
Vote Required; Effect of Vote
Assuming the presence of a quorum, a majority of all of the votes cast on this proposal at the annual meeting is required for approval of the 2024 Plan. Abstentions and broker non-votes will not be considered votes cast and will have no effect on the vote for this proposal.
The Board unanimously recommends a vote “FOR” the approval of the Easterly Government Properties, Inc. 2024 Equity Incentive Plan.
Summary of Material Features of the 2024 Plan
The material features of the 2024 Plan are:
•
The maximum number of shares of common stock reserved for issuance under the 2024 Plan is 3,600,000 shares less one share for every one share of common stock granted under the 2015 Equity Incentive Plan after April 5, 2024;

•
The award of stock options (both incentive and non-qualified options), stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, cash-based awards, dividend equivalent rights, and other equity-based awards is permitted;

•	Any material amendment to the 2024 Plan is subject to approval by our stockholders; and
•	The term of the 2024 Plan will expire on May 17, 2034.
In addition to the features described above, the 2024 Plan includes the following attributes that we believe are consistent with the interests of our shareholders and sound corporate governance practices:
•	No automatic grants. The 2024 Plan does not provide for automatic grants to any participant.
•	No tax “gross-ups.” The 2024 Plan does not provide for any tax “gross-ups” or similar payments or reimbursements to defray any tax liability associated with the issuance of awards under the 2024 Plan.

•	No repricing of options or share appreciation rights. The 2024 Plan prohibits the repricing of options and stock appreciation rights without stockholder approval.
•
No liberal share recycling. Shares tendered or held back upon exercise of a stock option or settlement of an award under the 2024 Plan to cover the exercise price or tax withholding and shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right upon exercise thereof, will not be added back to the shares of common stock available for issuance under the 2024 Plan. In addition, shares of common stock repurchased on the open market will not be added back to the shares of common stock available for issuance under the 2024 Plan.

•	No evergreen provision. There is no “evergreen” provision pursuant to which the shares authorized for issuance under the 2024 Plan can be automatically replenished.
Based solely on the closing price of our common stock as reported by the NYSE on March 19, 2024 and the maximum number of shares that would have been available for awards as of such date under the 2024 Plan, the maximum aggregate market value of the common stock that could potentially be issued under the 2024 Plan is $39,780,000. The shares of common stock underlying any awards that are forfeited, canceled, or otherwise terminated, other than by exercise as described above, under the 2024 Plan and the 2015 Equity Incentive Plan will be added back to the shares of common stock available for issuance under the 2024 Plan.
Rationale for the 2024 Plan
The 2024 Plan is critical to our ongoing effort to build stockholder value. Equity incentive awards are an important component of our executive and non-executive employees’ compensation. Our Compensation Committee and the Board believe that we must continue to offer a competitive equity compensation program in order to attract, retain, and motivate the talented and qualified employees necessary for our continued growth and success.
We manage our long-term stockholder dilution by limiting the number of equity incentive awards granted annually. The Compensation Committee carefully monitors our annual net burn rate, total dilution, and equity expense in order to maximize stockholder value by granting only the number of equity incentive awards that it believes are necessary and appropriate to attract, reward, and retain our employees. Our compensation philosophy reflects broad-based eligibility for equity incentive awards for high performing employees. By doing so, we link the interests of those employees with those of our stockholders and motivate our employees to act as owners of the business.
Our Compensation Committee determined the size of the reserved pool under the 2024 Plan based on projected equity awards to anticipated new hires, projected annual equity awards to existing employees, and an assessment of the magnitude of shares available for awards that our institutional investors and the firms that advise them would likely find acceptable.
The following table provides detailed information regarding the Company’s burn rate for the last three fiscal years:
	2021	2022	2023	Three Year Average
Restricted shares granted	158,638	151,222	272,027	193,962
Performance shares vested	196,684	233,744	175,714	202,047
Total Shares	355,322	384,966	447,741	396,010
Performance shares granted	164,178	238,695	275,924	226,266
Weighted Average Shares Outstanding - Basic	84,043,012	90,613,966	94,264,166	89,640,381
Burn Rate	0.42%	0.42%	0.47%	0.44%

Summary of the 2024 Plan
The following description of certain features of the 2024 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2024 Plan, which is attached hereto as Appendix B.
Administration. The 2024 Plan may be administered by our Board, our Compensation Committee or a similar committee comprised of at least two non-employee directors, or the Administrator. The Administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2024 Plan. The Administrator may delegate to a committee consisting of one or more officers of the Company the authority to grant awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act, subject to certain limitations and guidelines.
Eligibility; Plan Limits. All officers, employees, non-employee directors, and consultants are eligible to participate in the 2024 Plan, subject to the discretion of the Administrator. As of March 19, 2024, approximately 60 individuals would have been eligible to participate in the 2024 Plan had it been effective on such date, which includes five executive officers, 48 employees who are not executive officers, five non-employee directors and two consultants. There are certain limits on the number of awards that may be granted under the 2024 Plan. For example, no more than 3,600,000 shares of common stock may be granted in the form of incentive stock options.
Stock Options. The 2024 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, and (2) options that do not so qualify. Options granted under the 2024 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiary corporations. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and consultants. The option exercise price of each option will be determined by the Administrator. Except in the case of options (i) granted pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) granted to individuals who are not subject to U.S. income tax on the date of grant, or (iii) that are compliant with Section 409A of the Code, the exercise price of an option may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value for this purpose is determined by reference to the closing price of the shares of common stock on the NYSE. The exercise price of an option may not be reduced after the date of the option grant without stockholder approval, other than to appropriately reflect changes in our capital structure.
The term of each option will be fixed by the Administrator and may not exceed ten years from the date of grant. The Administrator determines at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Administrator. In general, unless otherwise permitted by the Administrator, no option granted under the 2024 Plan is transferable by the optionee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.
Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check, or other instrument acceptable to the Administrator or by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee and that are not subject to risk of forfeiture. Subject to applicable law, the exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, non-qualified options may be exercised using a net exercise feature, which reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the exercise price.
To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Stock Appreciation Rights. The Administrator may award stock appreciation rights subject to such conditions and restrictions as the Administrator may determine. Stock appreciation rights entitle the recipient to shares of common stock or cash equal to the value of the appreciation in the stock price over the exercise price. Except in the case of stock appreciation rights (i) granted pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) granted to individuals who are not subject to U.S. income tax on the date of grant, or (iii) that are compliant with Section 409A of the Code, the exercise price may not be less than the fair market value of the common stock on the date of grant. The term of a stock appreciation right may not exceed ten years.
Restricted Stock. The Administrator may award shares of common stock to participants subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified restricted period. During the vesting period, restricted stock awards may be credited with dividend equivalent rights (but dividend equivalents payable with respect to restricted stock awards with vesting tied to the attainment of performance criteria will not be paid unless and until such performance conditions are attained).
Restricted Stock Units. The Administrator may award restricted stock units to participants. Restricted stock units are ultimately payable in the form of shares of common stock or cash, subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified vesting period. In the Administrator’s sole discretion, it may permit a participant to make an advance election to receive a portion of such participant’s future cash compensation otherwise due in the form of a restricted stock unit award, subject to the participant’s compliance with the procedures established by the Administrator and requirements of Section 409A of the Code. During the deferral period, the deferred stock awards may be credited with dividend equivalent rights.
Unrestricted Stock Awards. The Administrator may also grant shares of common stock that are free from any restrictions under the 2024 Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.
Dividend Equivalent Rights. The Administrator may grant dividend equivalent rights to participants, which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of common stock. Dividend equivalent rights granted as a component of a restricted stock unit award or an other equity-based award that is subject to performance-based vesting may be paid only if the related award becomes vested. Dividend equivalent rights may be settled in cash, shares of common stock, or a combination thereof, in a single installment or installments, as specified in the award.
Cash-Based Awards. The Administrator may grant cash bonuses under the 2024 Plan to participants. The cash bonuses may be subject to the achievement of certain performance goals, which goals may include individual performance objectives as well as financial or operational measurements of the performance of the Company (including, but not limited to, any unit, division, group or affiliate of the Company) such as total shareholder return; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of the Stock; funds from operations or similar measures; leverage ratios; sales or revenue; acquisitions or strategic transactions; operating income; return on capital, assets, equity, or investment; lease or occupancy rates; expense; margins; earnings (loss) per share of Stock; market share; and/or any other goal established by the Administrator, any of which goals may be measured in absolute terms, as compared to any incremental increase, as compared to results of a peer group or on any other basis determined by the Administrator.
Other Equity-Based Awards. The Administrator may grant units in our operating partnership or any other membership or ownership interests in the operating partnership or an affiliate of the Company.

Change of Control Provisions. In the event of a “sale event,” as defined in the 2024 Plan, awards under the 2024 Plan may be assumed, continued or substituted. In the event that awards are not assumed, continued or substituted, except as otherwise provided by the Administrator in the award agreement, upon the effective time of the sale event, all awards with time-based conditions will become vested and exercisable or nonforfeitable upon the sale event, and awards with conditions and restrictions relating to the attainment of performance goals will become vested and non-forfeitable in connection with a sale event to the extent specified in the relevant award agreement.
In addition, the Company may make or provide for payment, in cash or in kind, to participants holding options and stock appreciation rights equal to the difference between the per share cash consideration and the exercise price of the options or stock appreciation rights (provided that, in the case of an option or stock appreciation right with an exercise price equal to or greater than the per share cash consideration, such option or stock appreciation right will be cancelled for no consideration). The Administrator also has the option to make or provide for a payment, in cash or in kind, to grantees holding other awards in an amount equal to the per share cash consideration multiplied by the number of vested shares under such awards. All awards will terminate in connection with a sale event unless they are assumed by the successor entity.
Adjustments for Stock Dividends, Stock Splits, Etc. The 2024 Plan requires the Administrator to make appropriate adjustments to the number of shares of common stock that are subject to the 2024 Plan, to certain limits in the 2024 Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends, and similar events.
Tax Withholding. Participants in the 2024 Plan are responsible for the payment of any federal, state, or local taxes that the Company or an affiliate of the Company is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The Administrator may require that tax withholding obligations be satisfied by withholding shares of common stock to be issued pursuant to the exercise or vesting of an award. The Administrator may also require the Company’s or any affiliate’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to the Company or the applicable affiliate in an amount that would satisfy the withholding amount due.
Amendments and Termination. The Board may at any time amend or discontinue the 2024 Plan and the Administrator may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may materially and adversely affect any rights under any outstanding award without the holder’s consent. To the extent required under the rules of the NYSE, any amendments that materially change the terms of the 2024 Plan will be subject to approval by our stockholders. Amendments shall also be subject to approval by our stockholders if and to the extent determined by the Administrator to be required by the Code to preserve the qualified status of incentive options.
Effective Date of Plan. The 2024 Plan was approved by our Board on April 3, 2024. Awards of incentive options may be granted under the 2024 Plan until April 3, 2034. No other awards may be granted under the 2024 Plan after the date that is ten years from the date of stockholder approval.
Plan Benefits
Because the grant of awards under the 2024 Plan is within the discretion of the Administrator, we cannot determine the dollar value or number of shares of common stock that will in the future be received by or allocated to any participant in the 2024 Plan.

Tax Aspects Under the Code
The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the 2024 Plan. It does not describe all federal tax consequences under the 2024 Plan, nor does it describe state, local, or non-U.S. tax consequences.
Incentive Stock Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) we will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.
If shares of common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the exercise price thereof and (ii) we will be entitled to deduct such amount. Special rules apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of common stock.
If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.
Non-Qualified Options. No income is realized by the optionee at the time a non-qualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.
Other Awards. We generally will be entitled to a tax deduction in connection with other awards under the 2024 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests, or becomes non-forfeitable, unless the award provides for a further deferral.
Parachute Payments. The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).
Limitation on Deductions. Under Section 162(m) of the Code, our deduction for awards under the 2024 Plan may be limited to the extent that any “covered employee” (as defined in Section 162(m) of the Code) receives compensation in excess of $1 million a year.

Equity Compensation Plan Information
The following table summarizes certain information about our equity compensation plans as of December 31, 2023.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column of this table) (c)
Equity compensation plans approved by stockholders(1)(2)	4,148,631	$—	836,574
Equity compensation plans not approved by stockholders	—	—	—
Total	4,148,631	$—	836,574
(1)
The amount in column (a) includes 4,148,631 LTIP units issued under our 2015 Equity Incentive Plan that, upon the satisfaction of certain conditions, are convertible into common units, which may then be redeemed for cash, or, at our option, an equal number of shares of common stock, subject to certain restrictions. There is no exercise price associated with LTIP units.

(2)	The amount in column (c) excludes the number of LTIP units referenced in column (a) and 288,754 shares of restricted common stock issued under our 2015 Equity Incentive Plan.

PROPOSAL 5: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has appointed the accounting firm of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2024. Stockholder ratification of the appointment of PricewaterhouseCoopers LLP is not required by law, the NYSE or the Company’s organizational documents. However, as a matter of good corporate governance, the Board has elected to submit the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification at the 2024 annual meeting. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders. If stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since our formation in 2014 and is considered by our management to be well-qualified. PricewaterhouseCoopers LLP has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of our subsidiaries in any capacity.
A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will be given the opportunity to make a statement at the annual meeting if he or she so desires, and will be available to respond to appropriate questions.
The Board unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
Vote Required; Effect of Vote
Assuming the presence of a quorum, a majority of all of the votes cast on the matter at the annual meeting is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. Abstentions will have no effect on this proposal.
Fee Disclosure
Audit and Non-Audit Fees. The aggregate fees billed to us by PricewaterhouseCoopers LLP, an independent registered public accounting firm, for the indicated services for the years ended December 31, 2023 and 2022 were as follows:
	2023 ($)	2022 ($)
Audit fees(1)	1,082,800	1,024,700
Audit related fees(2)	84,200	103,100
Tax fees(3)	468,239	372,060
All other fees(4)	954	5,920
Total	1,636,193	1,505,780
(1)
Audit fees consist of fees for professional services performed by PricewaterhouseCoopers LLP for the audit of our annual financial statements and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)
Audit-related fees consist of fees for professional services performed by PricewaterhouseCoopers LLP related to comfort letters, consents and assistance with documents filed with the SEC and securities offerings.

(3)	Tax fees consist of fees for professional services performed by PricewaterhouseCoopers LLP with respect to tax compliance, tax advice and tax planning.

(4)
All other fees consist of fees for subscription access to an accounting and auditing research library. Excludes audit and tax services for services performed by PricewaterhouseCoopers LLP directly for our unconsolidated joint venture.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm
Our Audit Committee has established a policy that generally requires that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the Audit Committee, or a designated Audit Committee member. These services may include audit services, audit-related services, tax services and other services. All permissible non-audit services provided by our independent registered public accounting firm have been pre-approved by the Audit Committee, or a designated Audit Committee member. Our Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the accountants’ independence and determined that it is consistent with such independence.

AUDIT COMMITTEE REPORT
Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Act, or the Securities Exchange Act of 1934, as amended, or the Exchange Act, that might incorporate this proxy statement or future filing with the Securities and Exchange Commission, or SEC, in whole or in part, the following report shall not be deemed incorporated by reference into any such filing.
The undersigned members of the Audit Committee of the Board of Directors of Easterly Government Properties, Inc. submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2023 as follows:
1.	the Audit Committee has reviewed and discussed with management the audited financial statements of Easterly Government Properties, Inc. for the fiscal year ended December 31, 2023;
2.
the Audit Committee has discussed with representatives of PricewaterhouseCoopers LLP the matters required to be discussed with them by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and

3.
the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.
Submitted by our Audit Committee
Tara S. Innes (Chair)
Cynthia A. Fisher
Scott D Freeman
Emil W. Henry, Jr.

CORPORATE RESPONSIBILITY
We are committed to operating our business responsibly and creating long-term value for our stockholders through the implementation of our business strategy as well as strong corporate stewardship. The Company’s environmental, social and governance committee (the “ESG Committee”), a committee formed in 2018, is comprised of executive officers and senior employees across the breadth of our operations. The ESG Committee is responsible for identifying, initiating and monitoring sustainable and responsible practices in all aspects of our business for the benefit of all our stakeholders, including our tenants, stockholders, employees and the communities in which we operate. The Nominating and Corporate Governance Committee oversees the Company’s environmental (including climate change), social and related governance, or ESG, efforts, and is charged with reviewing and discussing periodically, but no less than annually, with management the Company’s ESG strategy, initiatives and policies.
In 2023, we published our second annual Environmental Social Governance report (our “ESG Report”) which reiterated our alignment with five United Nations Sustainable Development Goals and updated our progress towards achieving environmental and social goals announced in our inaugural ESG Report published in 2022. These goals aim to help reduce our greenhouse gas (“GHG”) emissions and address climate change performance. Additionally, we continue to utilize our Environmental Management System (our “EMS”) to guide ESG decision making and our ESG software provider to assist in aggregating and analyzing environmental data such as energy and water usage and GHG emissions in our portfolio.
We continue to build on the corporate responsibility initiatives first adopted in 2020 as part of the Company’s Environmental Sustainability, Social Responsibility and Human Rights Policy (our “E&S Policy”). The environmental sustainability policies outlined in our E&S Policy are designed to address environmental risks and opportunities in our business, promote greater awareness and responsibility among our employees, and engagement with our U.S. Government tenant agencies. The social responsibility policies are designed to reinforce our core principles regarding equal opportunity, competitive compensation, ethical behavior, workplace safety, open and risk-free communication and legal compliance. We believe these commitments align seamlessly with our pledge to provide a work environment that attracts, develops, and retains top talent by affording our employees an engaging work experience that allows for career development and opportunities for meaningful civic involvement.
We are committed to strong corporate governance and transparency for our stockholders and review corporate best practices on an ongoing basis. Since 2019, we have adopted a majority voting standard in uncontested elections, a director resignation policy, stock ownership guidelines for our directors and senior management and a clawback policy. In 2021, upon the recommendation of the Nominating and Corporate Governance Committee and the approval of the Board, our stockholders overwhelmingly approved an amendment to our bylaws that allows stockholders the right to amend our bylaws. Effective as of January 1, 2024, the Board appointed Darrell W. Crate as our Chief Executive Officer and William H. Binnie as Chairman of the Board, thereby separating the role of Chairman of the Board from our management team. The appointment reflects the Board’s belief that strong independent Board leadership in the form of an independent Chairman is in the best interests of the Company.
Our ESG Reports, our EMS and our E&S Policy are available on our website at www.easterlyreit.com under the “Corporate Responsibility” section. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.

Environmental Sustainability
The U.S. Government, as our primary tenant, serves as a natural partner for our sustainability and environmental stewardship endeavors. Under the Energy Policy Act of 2005, the U.S. Government maintains “green lease” policies that include the “Promotion of Energy Efficiency and Use of Renewable Energy” as one of the factors it considers when leasing property. The U.S. Government’s “green lease” initiative permits U.S. Government tenants to require LEED-CI certification in selecting new premises or renewing leases at existing premises.
We actively seek opportunities to better assess our portfolio’s performance and explore methods to improve efficiency over time. In addition, we are committed to increasing the energy efficiency of our portfolio properties by identifying, adopting and implementing strategic management approaches designed to mitigate the reliance on non-renewable energy sources and capitalize on the opportunities provided by clean or renewable energy sources. In furtherance of this commitment, we continually strive to work collaboratively with our tenants by implementing environmentally-driven energy efficiency programs. To achieve our sustainability objectives, we have implemented and continually seek to enhance our existing environmental programs including the following:

ESG Report. In our inaugural ESG Report published in 2022, we publicly announced our first set of climate-related goals. Climate-related goals include a 10% energy use intensity reduction and a 5% water use intensity reduction, in each case by 2030. To track our progress on these goals, we have been conducting an ongoing benchmark analysis of the annual energy and water usage and annual emissions at properties in our portfolio. We reported our progress on these goals in our ESG Report published in 2023 and intend to continue publicly disclosing our progress in subsequent ESG Reports.

GRESB Reporting. In 2023, we became a member of GRESB, an independent and voluntary organization providing validated ESG performance data and peer benchmarks for real estate companies, in order to increase transparency and demonstrate our continued commitment to furthering our sustainability goals. Joining GRESB also provides the Company with insight into opportunities for growth as well as highlighting existing ESG achievements.

Green Globes® Certifications. We continually seek opportunities to grow the Company’s portfolio of Green Globes certified properties. Green Globes uses a science-based independent system to rate environmental sustainability, health and wellness, and resilience of commercial real estate. All nine of the medical outpatient facilities leased to the U.S. Department of Veterans Affairs that we acquired through our unconsolidated joint venture since 2022 are Green Globes certified.

Green Lease Leaders. In 2023, we announced that we earned the U.S. Department of Energy’s Green Lease Leader Silver Recognition for our efforts in 2022 to increase transparency between landlord and tenant on energy and sustainability issues, track energy and water usage, utilize the ENERGY STAR Portfolio Manager platform to both track and disclose scores and data, and include lease clauses around renewable energy usage. We continue to seek ways to integrate green lease language and engage with tenants on sustainability projects.

Solar Program. We continue to evaluate our portfolio for opportunities to deploy solar projects, such as the installation of a solar project at our FEMA - Tracy property, which we successfully completed in 2021.

Energy Efficient Upgrades. We actively seek and promote environmentally-driven energy efficiency programs that help the U.S. Government achieve its conservation, sustainability and efficiency goals, including:
•LED lighting retrofits and controls;

•Training programs on energy efficiency and strategies to ensure lights and equipment are turned off when not in use;
•Installation of EPA WaterSense® plumbing fixtures in renovated restrooms;
•Installation of pre-cooling systems;
•Proactive inspection, maintenance and replacement of major building equipment with more energy-efficient components;
•Daytime cleaning schedules for janitorial staff to reduce HVAC and lighting needs;
•Retro-commissioning of building systems and ongoing maintenance;
•Installation of smart controls, air filter replacements, upgrading building automation systems, and programming building automation systems to restrict HVAC operations to hours of tenant occupancy;
•Installation of exterior irrigation systems that adjust operation based on rainfall and/or utilize “gray water”;
•Establishment of recycling programs in coordination with our tenants’ operations;
•Procurement and utilization of interior cleaning, paper, and landscaping products that comply with U.S. Government Green Procurement guidance; and
•Promoting the use of sustainable features in our construction projects.

Assessing Potential Properties for Acquisition. In evaluating new investments, we obtain an environmental site assessment of the property (Phase I) as part of our underwriting efforts to evaluate the environmental condition of the property, including whether there is indication of any release of hazardous substances, chemical or waste storage, or other environmental concerns or risks, and to determine whether the property and its operations meet certain environmental standards. In addition, each potential acquisition undergoes a “green” property condition assessment (PCA) in order to determine the building’s current energy efficiency potential and sustainability characteristics.

Corporate Headquarters. We believe that promoting sustainable environmental practices in the workplace can lead to a more vibrant and productive work environment for our employees. We demonstrate our commitment to environmental sustainability initiatives at our LEED Gold certified headquarters and our other corporate office through the implementation of the following:
•Recycling materials such as aluminum, paper and plastic;
•Utilizing an automated LED lighting control system;
•Encouraging employees to power down equipment at the end of the day;
•Using ENERGY STAR certified computers, monitors, copiers and printers; and
•Encouraging a paperless environment.

Social Responsibility
We are committed to providing an inclusive and engaging work environment that generates long-term value for our employees and stockholders. We also strive to provide a diverse and safe workplace by promoting the health, wellness and development of our employees while upholding our corporate responsibility as a public company for the benefit of our stockholders and tenants. To further these objectives, we have established a number of policies and programs and undertaken various initiatives, including:

Employee Compensation and Benefits. We maintain cash- and equity-based compensation programs designed to attract, retain and motivate our employees. As an affirmative action and equal opportunity employer, we are committed to diversity, recognition and inclusion and reward our employees based on merit and their contributions.

Employee Health and Safety. We recognize the importance of the health, safety and environmental well-being of our employees, and are committed to providing and maintaining a healthy work environment. We offer a comprehensive benefits program as well as a 401(k) with a matching employer contribution, flexible spending accounts, employee assistance program, financial wellbeing training, income protection through our sick pay, salary continuation and long-term disability policies, paid vacation, paid parental and adoption leave and holiday and personal days to balance work and personal life. In addition to our benefits program, we offer a number of work/life enhancements at our corporate headquarters, including, but not limited to, a complimentary gym membership, complimentary bicycle parking, healthy snacks, filtered water and ergonomic workstations.

Employee Training and Professional Development. We encourage our employees to take advantage of various internal training opportunities and those provided by outside service providers to the extent these are business related. All corporate employees, including members of our management team, receive annual training about our business, the Company’s structure and the important laws and policies that affect the Company, with a focus on ethics, compliance and internal controls. We have also retained a third-party provider to provide our employees with ongoing mandatory training concerning important cybersecurity issues. In 2023, we enhanced our professional development program by awarding each employee $500 per year to use towards conferences, workshops, webinars, and courses that further his or her career skills. In addition, many of our employees hold professional licenses and we encourage them to and reimburse them for participation in qualified ongoing continuing professional education such as is typically required of certified public accountants. We also provide all of our employees with biannual performance and career development reviews.

Focus on Ethics and Compliance. We prohibit corruption in all its forms, including bribery, kickbacks or other improper payments, transfers or receipts. In addition, pursuant to our policies governing Company and employee interactions with the Federal government, employees are prohibited from offering, soliciting, or accepting anything of value, including money, gifts, or entertainment, to a customer or from a supplier, vendor, or subcontractor where doing so would influence the award or performance of Federal government contracts or subcontracts. All employees, including members of the management team, participate in mandatory annual training sessions to supplement the Company’s zero tolerance approach with respect to anti-corruption policies.

Washington Business Journal’s 2023 “Best Places to Work.” The Company was named one of the Washington Business Journal’s “Best Places to Work” for 2023, an annual award that honors the top 75 companies in the greater Washington D.C. area for their efforts and commitment to building team effectiveness, trust in senior leadership and colleagues, communication, work-life balance, and alignment with company goals.

Human Rights. Respect for human rights is one of our fundamental values. As referenced in our E&S Policy, which reflects our strong views surrounding human rights, we strive to respect and promote human rights in our relationships with our employees, vendors and tenants and support the principles of the Universal Declaration of Human Rights and the human rights protections set forth in the laws of the United States, and the states and communities in which we operate.

Community Outreach. We believe in taking an active role in bettering our communities through community service and outreach and we encourage our employees to personally participate in volunteer activities. In addition, we actively seek out opportunities to partner with local non-profit organizations to better serve the communities in which our employees live and work. We have established a charitable donation-matching program pursuant to which the Company will match up to $500 per year of each employee’s donation to a qualifying charitable organization. In addition, we provide up to eight hours of paid time off per year for each employee to volunteer in their communities and support causes that matter to them. These eight hours are provided in addition to two company sponsored volunteer days per year that we offer on an annual basis. For the first time in 2023, Easterly participated in two company-sponsored volunteer days where employees volunteered time with a local organization to help strengthen the Washington, D.C. community and continue to build upon our relationship with local non-profits. In the spring, we partnered with the Capital Area Food Bank and our employees spent the day prepping, packing, and organizing boxes of nonperishable foods for needy local residents. In the fall, we partnered for the second year in a row with Anacostia Riverkeeper, a local non-profit organization dedicated to the protection and restoration of the Anacostia River, located in the Washington D.C. capital region, to collect and remove trash on and along the river. We believe these commitments mutually benefit our tenants, investors, employees, and local communities.

Commitment to Diversity. We value diversity of views, experience, skill sets, gender and ethnicity and support the identification and nomination of female directors and candidates for executive positions. Gender diversity is an important factor that is taken into account in identifying and selecting Board members and in considering the hiring, promotion and appointment of executive officers. The Board believes that diversity is important to ensure that directors and executives provide a wide range of perspectives, experience and expertise required to achieve effective stewardship of the Company. As of December 31, 2023:

•	41% and 32% of our employees were female and non-white, respectively;
•
two of our five named executive officers were women, consisting of Meghan G. Baivier, whom the board of directors promoted to President and Chief Operating Officer effective January 1, 2024, and Allison E. Marino, whom the board of directors promoted to serve as our Chief Financial Officer and Chief Accounting Officer effective January 1, 2024; and

•
two of the three standing committees of the Board were chaired by women, including Tara S. Innes, Chair of the Audit Committee, and Cynthia A. Fisher, Chair of the Nominating and Corporate Governance Committee.

Freedom of Association. We respect our employees’ right to form, join or not join, labor unions, without fear of reprisal, intimidation or harassment. In the event that any of our employees are represented by a legally recognized union, we are committed to bargaining in good faith with that union.

Additionally, Easterly is committed to supporting small businesses in the communities in which we operate. As such, over time Easterly is developing small business utilization goals to ensure that we continue to be positive contributors to the communities supporting the operations of our portfolio.

Corporate Governance
We are committed to operating our business under strong and accountable corporate governance practices and have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

We Have a Majority Independent Board. In 2020, we increased the number of independent directors on the Board from four to five. Following the retirement of William C. Trimble, III, our former Chief Executive Officer, President and director on December 31, 2023, approximately 71% of our Board is independent.

We Have an Independent Chairman of the Board. Effective January 1, 2024, the Board separated the role of Chairman of the Board from the senior management team, appointing our former Lead Independent Director, William H. Binnie, as an independent Chairman of the Board, reflecting the Board’s commitment to strong, independent oversight of our management and affairs.

We Continually Evaluate our Corporate Governance Policies. Since 2019, we have adopted a majority voting standard in uncontested elections, a director resignation policy, stock ownership guidelines for our directors and senior management and a clawback policy.

We are Committed to Board Diversity. Two of the Board’s three standing committees are chaired by women. Additionally, our policy regarding director nominees requires that any initial list of new director candidates considered by the Nominating and Corporate Governance Committee must include qualified women and minority candidates.

We are Committed to Management Diversity. Forty percent of our named executive officers, including our President and Chief Operating Officer and our Chief Financial Officer and Chief Accounting Officer, are women.

We Proactively Seek to Improve our Corporate Governance Practices. In 2021, upon the recommendation of the Nominating and Corporate Governance Committee and the approval of the Board, our stockholders overwhelmingly approved an amendment to our bylaws that allows stockholders the right to amend our bylaws.

Our Key Board Committees Are Fully Independent. We have fully independent Audit, Compensation and Nominating and Corporate Governance Committees.
We Value Stockholder Input. We conduct regular and active stockholder engagement.
We Measure Board Performance. We conduct annual evaluations of our Board and each of its committees.
Our Independent Directors Meet Without Management. Our independent directors hold regular executive sessions without management present.

We Have Opted Out of Certain Provisions of the MGCL. We have opted out of the business combination and control share acquisition provisions of the Maryland General Corporate Law, or the MGCL, and certain provisions of Title 3, Subtitle 8 of the MGCL that would allow us to stagger our Board and we may not opt in to these provisions without stockholder approval.

The Board is Not Staggered. Each of our directors is subject to re-election annually.

We Do Not Have a Stockholder Rights Plan. In addition, we do not intend to adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if adopted by the Board, we then submit the stockholder rights plan to our stockholders for a ratification vote within 12 months of adoption or the plan will terminate.

ADDITIONAL CORPORATE GOVERNANCE MATTERS
We are committed to operating our business under strong and accountable corporate governance practices. You are encouraged to visit the “Investor Relations—Governance—Governance Guidelines” section of our website at www.easterlyreit.com to view or to obtain copies of our committee charters, Code of Business Conduct and Ethics, and Amended and Restated Corporate Governance Guidelines. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. You also may obtain, free of charge, a copy of the respective charters of our committees, Code of Business Conduct and Ethics, and Amended and Restated Corporate Governance Guidelines by directing your request in writing to Easterly Government Properties, Inc., 2001 K Street, NW, Suite 775 North, Washington, D.C. 20006, Attention: Investor Relations. Additional information relating to the corporate governance of the Company is also included in other sections of this proxy statement.
Corporate Governance Guidelines
The Board has adopted Amended and Restated Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which the Board carries out its responsibilities. Among the areas addressed by the Amended and Restated Corporate Governance Guidelines are director qualification standards, director responsibilities, Board structure, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession, annual performance evaluation of the Board and committees, related person transaction approval and disclosure policy, and stockholder rights plan. Our Nominating and Corporate Governance Committee is responsible for, among other things, assessing and periodically reviewing the adequacy of the Amended and Restated Corporate Governance Guidelines and recommending, as appropriate, proposed changes to the Board.
Director Independence
The Board has determined that each of our director nominees, except for Messrs. Crate and Ibe, has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is “independent” within the meaning of our director independence standards, which reflect the NYSE director independence standards, as currently in effect. Furthermore, the Board has determined that the Chairman of the Board and each of the other directors serving as members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is “independent” within the meaning of our director independence standards.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to our officers, directors and employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:
•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•	compliance with laws, rules and regulations;
•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•	accountability for adherence to the Code of Business Conduct and Ethics.
We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business. Our Code of Business Conduct and Ethics is posted on the “Investor Relations—Governance—Governance Guidelines” section of our website at www.easterlyreit.com. We intend to disclose on our website any amendment to, or waiver of, any provisions of our Code of Business Conduct and Ethics that apply to any of our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE.
Communications with the Board
We have a process by which stockholders and other interested parties may communicate with the non-employee directors, both individually and as a group, through the Chairman of the Board. In cases where stockholders or other interested parties wish to communicate directly with non-employee directors, messages can be sent in writing or by email to: William H. Binnie, Chairman of the Board, Easterly Government Properties, Inc., c/o Meghan Baivier, President and Chief Operating Officer, 2001 K Street, NW, Suite 775 North, Washington, D.C. 20006, Email: chairmanoftheboard@easterlyreit.com. Under the Company’s stockholder communications policy, the Company’s President and Chief Operating Officer acts as agent for the Lead Independent Director in facilitating direct communications to the non-employee directors, forwarding such communications to the Chairman of the Board. Any such communications may be made anonymously.
Audit Committee Complaint Procedures
Our Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters, and (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.
Director Attendance at Annual Meetings
We have a policy pursuant to which all directors are expected to attend our annual meetings of stockholders in person, unless doing so is impracticable because of unavoidable conflicts. Where a director is unable to attend an annual meeting in person, but is able to do so by telephonic conferencing, the Company will arrange for the director’s participation by means where the director can hear, and be heard, by those present at the meeting. All directors attended our 2023 annual meeting of stockholders either in person or by telephonic conferencing.
Director Tenure and Board Refreshment
Led by our Nominating and Corporate Governance Committee, the Board is focused on creating and maintaining board composition that has the objectivity, diversity and mix of skills, reputation and experience to provide comprehensive and effective oversight of the Company’s strategic and operational goals, as well as the knowledge, ability and independence to deliver the high standard of governance expected by our stockholders.
The Nominating and Corporate Governance Committee and the Board are mindful that director tenure can be relevant to the Board’s performance and believe that ongoing board refreshment is an important component for ensuring an appropriate mix of skills and providing fresh perspectives, while leveraging the institutional knowledge and insight of the Board’s longer-tenured members. The Board includes several longer-serving directors with significant expertise and institutional knowledge who bring critical skills to the boardroom. Such longer-serving directors have a deep understanding of the Company’s business and strategy, provide historical context in Board deliberations, and enhance Board dynamics and the Board’s relationship with management. The average tenure of our directors, including management directors, is currently approximately eight years.
Identification of Director Candidates
Our Nominating and Corporate Governance Committee assists the Board in identifying and reviewing director candidates to determine whether they qualify for membership on the Board and recommends director nominees to the Board to be considered for election at our annual meeting of stockholders. Our Nominating and Corporate

Governance Committee has adopted a written policy on the criteria and process of identifying and reviewing director candidates. In December 2020, the Nominating and Corporate Governance Committee amended its policy regarding director nominees to require that any initial list of new director candidates must include qualified women and minority candidates.
At a minimum, the Nominating and Corporate Governance Committee must be satisfied that each director candidate (i) has experience at a strategic or policymaking level in a business, legal, accounting, government, non-profit or academic organization of high standing, (ii) is highly accomplished in their respective field, (iii) is well regarded in the community and must have a reputation for the highest ethical and moral standards and (iv) has sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve.
In addition to the minimum qualifications for each nominee set forth above, the Nominating and Corporate Governance Committee must recommend that the Board select persons for nomination to help ensure that (i) a majority of the Board will be “independent” in accordance with the standards established pursuant to Section 303A of the NYSE Listed Company Manual, (ii) each of its Audit, Compensation and Nominating and Corporate Governance Committees will be comprised entirely of independent directors, and (iii) at least one member of the Audit Committee will have accounting or related financial management expertise.
Finally, in addition to any other standards the Nominating and Corporate Governance Committee may deem appropriate from time to time for the overall structure and composition of the Board, the Nominating and Corporate Governance Committee may, but is not required to, consider (i) whether the nominee has direct experience in the real estate industry, particularly in the office real estate or government-leasing industry, and (ii) whether the nominee, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience. For more information of the skills and qualifications of the current members of the Board, see “Proposal 1: Election of Directors—Board Qualifications.”
The Nominating and Corporate Governance Committee may consider director candidates recommended by our stockholders. The Nominating and Corporate Governance Committee will apply the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of the Board. Any recommendations by stockholders are to follow the procedures outlined under “Stockholder Proposals” in this proxy statement and should provide the reasons supporting a candidate’s recommendation, the candidate’s qualifications and the candidate’s written consent to being considered as a director nominee. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act. No proxies are being solicited for director candidates other than the Company’s nominees and no director candidates were recommended by our stockholders for election at the 2024 annual meeting.
Board Leadership Structure
The Board believes it is important to maintain flexibility to determine its leadership structure based on the best interests of the Company and its stockholders and, regardless of the specific leadership structure in effect, to incorporate a strong defined leadership role for an independent director. Although, our bylaws provide that the Board shall designate a Chairman of the Board, we do not have a firm policy with respect to whether or not the roles of Chairman of the Board and Chief Executive Officer should be separate or combined or whether the Chairman of the Board should be an independent director.
From our initial public offering in February 2015 until January 1, 2024, the roles of Chairman of the Board and Chief Executive Officer were separate but the Chairman role was held by Darrell W. Crate, who was not considered an independent director. The independent directors instead selected William H. Binnie to serve as Lead Independent Director starting in May 2016.

In connection with the retirement of William C. Trimble, III, our former Chief Executive Officer, President and director, the Board appointed Mr. Crate as our Chief Executive Officer and Mr. Binnie as Chairman of the Board, each effective as of January 1, 2024, thereby separating the role of Chairman of the Board from our management team and eliminating the need to appoint a separate Lead Independent Director. Michael P. Ibe continues to serve as our Vice Chairman of the Board and each member of the Board other than Messrs. Crate and Ibe is independent. Our Board believes that this leadership structure is appropriate because it provides for the continuity of strong leadership from both Mr. Crate and Mr. Binnie following the retirement of our co-founder and long-time CEO, while also enhancing our independent directors’ oversight of our business and affairs through the role played by Mr. Binnie as independent Chairman of the Board.
As part of these changes to our leadership structure, we amended our Amended and Restated Corporate Governance Guidelines to provide that if the Chairman of the Board is an independent director, then he or she shall assume the responsibilities of the Lead Independent Director and there will not be a separate Lead Independent Director. Accordingly, under our Amended and Restated Corporate Governance Guidelines, our Board leadership structure will include either an independent, non-executive Chairman of the Board or a Lead Independent Director.
Mr. Binnie, as Chairman of the Board, has the following responsibilities:
•	presiding at all meetings of the Board, including executive sessions of independent directors;
•	serving as liaison between the senior management team and the independent directors;
•	approving information sent to the Board;
•	approving Board meeting agendas;
•	approving Board meeting schedules to assure that there is sufficient time for discussion of all agenda items; and
•	if requested by major stockholders, ensuring that he or she is available for consultation and direct communication.
Our Chairman of the Board also has the authority to call special meetings of the Board and meetings of the independent directors.
Risk Oversight
The Board is responsible for overseeing the Company’s strategy and risk management process and discharges its duties both as a full board and through its committees. The Board focuses on the Company’s general risk management strategy and the most significant risks facing the Company and ensures that appropriate risk mitigation strategies are implemented by management. The Board also is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.
As reflected in the Audit Committee charter, the Board has delegated to the Audit Committee oversight of the Company’s risk assessment and management process. Among its duties, the Audit Committee reviews with management (i) the Company’s policies with respect to risk assessment and management of risks that may be material to the Company, (ii) the Company’s system of internal controls over financial reporting, and (iii) the Company’s compliance with legal and regulatory requirements. In addition, the Audit Committee has oversight responsibility of the Company’s risk management processes related to cybersecurity. The Audit Committee meets at least annually with management, our internal auditor and our contracted Chief Technology Officer to discuss our cybersecurity program in regards to potential significant financial or operational risk exposures and the measures implemented to monitor and address those risks, including those that may result from cybersecurity threats. As necessary or appropriate, these discussions may include our risk assessment and risk management policies.

Our other committees of the Board also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk. The Board has delegated to the Nominating and Corporate Governance Committee oversight responsibilities over the Company’s environmental (including climate change), social and related governance, or ESG, initiatives, risks, strategies and policies. In addition, the Compensation Committee considers the risks to the Company’s stockholders and to achievement of our goals that may be inherent in the Company’s compensation program.
The Company’s management is responsible for day-to-day risk management, including the primary monitoring and testing function for company-wide policies and procedures, and management of the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.
The Board and its committees receive regular reports from management on potential risks to the Company in the context of, among other things, market conditions, leasing activity and expected expirations, management of debt maturities and interest-rate risk, access to capital markets, ESG risks, cybersecurity-related risks and succession planning.
We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that the Board leadership structure supports this approach.
Executive Sessions of Non-Management Directors
Our Amended and Restated Corporate Governance Guidelines require the independent directors to meet at regularly scheduled executive sessions without management participation and at least once each year. The Chairman of the Board presides at those meetings. In accordance with such requirement, our independent directors meet in executive sessions after each regularly scheduled meeting of the entire Board and at such other times that the independent directors deem appropriate.
Stockholder Engagement and Outreach
Our commitment to understanding the interests and perspectives of our stockholders is a key component of our corporate governance strategy as well as our compensation philosophy. We meet regularly with analysts and institutional investors to inform and share our perspective and to solicit their feedback on our performance. In addition, our senior management team regularly participates throughout the year in investor conferences as well as one on one meetings with our investors. In connection with our annual stockholder meeting, we also proactively engage in dialogue with our stockholders to solicit their feedback on our executive compensation programs and our corporate governance policies and programs. We plan to continue to expand our engagement with our investors in 2024, as we believe the perspectives provided by our stockholders provide valuable information to be considered in our decision making process.
Annual Elections; Majority Voting
Our bylaws provide for majority voting in uncontested director elections, pursuant to which a director is elected in an uncontested election if he or she receives more votes for his or her election than votes against his or her election. Pursuant to our Corporate Governance Guidelines, any incumbent director who fails to be elected by a majority of the votes cast in an uncontested election must promptly submit a written offer to resign to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will then act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and, if applicable, the rationale behind it within 90 days from the date of the certification of election results. If the resignation is not accepted, the director will continue to serve until the next annual meeting and until the director’s successor is duly elected and qualified. The director who tenders his or her resignation will not participate in the Board’s decision regarding his or her resignation, but will participate in other Board matters until the Board’s decision is made with respect to his or her resignation. Our bylaws retain plurality voting for contested director elections.
Anti-Hedging and Anti-Pledging Policy
Under our policies, no employee, including executives, or director may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time, unless such transaction has been approved by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has not approved nor entertained any requests for waivers from our anti-hedging policy.
We also have an anti-pledging policy whereby no employee, including executives, or director may pledge Company securities or securities convertible into Company securities as collateral for a loan (or modify an existing pledge) unless the pledge has been approved by the Nominating and Corporate Governance Committee.
Prior to our initial public offering, our current Chief Executive Officer (previously our Chairman), and our current Vice Chairman were granted limited contractual rights to pledge the common units, and the shares into which such common units may be converted, they received in exchange for the properties and entities contributed at the time of our initial public offering. The grant of these rights was an integral part of the agreements entered into as part of our formation and our initial public offering and necessary to secure the properties comprising our initial portfolio. These rights are contractually fixed and pre-date the appointment of any of the members of our existing Nominating and Corporate Governance Committee and the implementation of our corporate governance policies. In October 2022, our Vice Chairman requested and was granted a limited waiver to modify the terms of his existing pledge agreement entered into in connection with our formation transactions and our initial public offering. Under the waiver, our Vice Chairman is permitted to increase the number of common units pledged, but only to the extent such common units had previously been pledged in connection with our formation transactions and initial public offering and then subsequently released from such pledge. For more information, see “Security Ownership of Certain Beneficial Owners and Management.”
Minimum Equity Ownership Guidelines
We believe that stock ownership by our executive officers and outside directors helps to align their interests with the interests of our stockholders. The Board has adopted minimum equity ownership guidelines that require each of the Company’s Section 16 officers and non-employee directors to maintain a minimum equity investment in the Company, expressed as a multiple of base salary or annual cash retainer. Under these guidelines, covered individuals must maintain an equity investment in the Company having a value equal to or greater than (i) in the case of our Chief Executive Officer, a multiple of six times base salary, (ii) in the case of our other named executive officers, a multiple of two times base salary, and (iii) in the case of non-employee directors, a multiple of five times annual cash retainer.
Each individual covered by the policy must achieve the minimum equity investment within five years from the later of the date of the adoption of the policy and the date of such individual’s appointment, and if such minimum is not attained within the specified period, he or she must retain 50% of the value of any equity held and subsequently awarded, net of taxes, until such minimum is met. All of our Section 16 officers and outside directors are in compliance with our minimum equity ownership guidelines.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Throughout this proxy statement, the following individuals who served as our chief executive officer and chief financial officer during 2023 and the other three most highly-compensated executive officers as of December 31, 2023, as determined in accordance with applicable SEC rules, are collectively referred to as our named executive officers.
Named Executive Officer	Title
William C. Trimble, III(1)	Former Chief Executive Officer, President and Director
Darrell W. Crate(2)	Chief Executive Officer and Director
Meghan G. Baivier(3)	President and Chief Operating Officer
Michael P. Ibe	Director, Vice Chairman of the Board of Directors and Executive Vice President-Development and Acquisitions
Allison E. Marino(4)	Executive Vice President, Chief Financial Officer and Chief Accounting Officer
(1)	Mr. Trimble retired from the Company on December 31, 2023.
(2)	Mr. Crate was appointed Chief Executive Officer effective January 1, 2024. During 2023, Mr. Crate served as Executive Chairman of the Board.
(3)
Ms. Baivier was appointed President and Chief Operating Officer effective January 1, 2024. During 2023, Ms. Baivier served as Executive Vice President, Chief Financial Officer and Chief Operating Officer.

(4)
Ms. Marino was appointed Executive Vice President, Chief Financial Officer and Chief Accounting Officer effective January 1, 2024. During 2023, Ms. Marino served as Senior Vice President and Chief Accounting Officer.

The Compensation Committee has designed our executive compensation program to achieve the following:
•	Provide a competitive level of pay through a combination of base salary, annual cash incentive bonuses, long-term equity incentive compensation and broad-based benefits programs;
•
Maintain a total compensation package that provides fair, reasonable and competitive compensation for our executives while also permitting us the flexibility to differentiate actual pay based on the level of individual and company performance; and

•
Reward our executives based on the achievement of company and individual goals and our strategic objective of delivering long-term stable and consistent returns through annual and long-term performance-based incentive compensation, including cash and equity-based incentives.

The compensation decisions made by the Compensation Committee have reflected our overall achievements with respect to (i) the contributions of our named executive officers to our financial and operating performance, and (ii) pre-established performance goals under our incentive cash bonus program and our long-term equity incentive plan.
2023 Say-on-Pay Vote
At the Company’s 2023 annual meeting of stockholders, stockholders cast an advisory vote on the compensation of our named executive officers for 2022. The result of this vote showed overwhelming support for our executive compensation program and policies. The Compensation Committee viewed the vote as validation of the pay-for-performance principles that underpinned its 2022 compensation decisions, and which continued to be the guiding principles of our 2023 executive compensation program.

Easterly Say-on-Pay Support

2023 Business Highlights
Our focus is on delivering strong strategic, financial and operating results with the goal of generating attractive risk-adjusted returns for our stockholders over the long-term through the acquisition, development and management of Class A commercial properties that are leased primarily to U.S. Government agencies that serve mission-critical functions and are of high importance within the hierarchy of these agencies. Our leases with U.S. Government agencies are backed by the full faith and credit of the U.S. Government. In 2023, our executive team continued to deliver on the disciplined execution of our business strategy, despite continued volatility in the financial markets and a rising interest rate environment. We continued to implement our long-stated mission-critical investment strategy centered on superior tenant credit by, among other accomplishments, acquiring our first state-leased property and renewing key leases. We strengthened our balance sheet by funding the $50 million delayed draw feature on our 2018 senior unsecured term loan facility and using the proceeds along with cash on hand to repay borrowings under our $450 million senior unsecured revolving credit facility. Our company’s fiscal year 2023 accomplishments, guided by our named executive officers, illustrate this focus.

Note: Unless otherwise noted, data presented is as of December 31, 2023.
(1)	For purposes of calculating percentage leased, we exclude from the denominator total square feet that was unleased and to which we attributed no value at the time of acquisition.

(2)
For the year ended December 31, 2023, we achieved net income of $21.1 million, or $0.20 per share on a fully diluted basis, and Core Funds from Operations (“Core FFO”) of $120.1 million, or $1.14 per share on a fully diluted basis. Refer to Appendix A to this proxy statement for a reconciliation.

(3)
As of December 31, 2023, we had the capacity to issue $80.6 million under our “at-the-market” (ATM) equity offering program entered into in December 2019 and $300.0 million under our ATM equity offering program entered into in June 2021 (collectively, the “ATM Programs”). Additionally, as of December 31, 2023, we expected to receive aggregate net proceeds of approximately $6.8 million from the sale of an aggregate 500,000 shares of the Company's common stock that have not yet been settled under our ATM Programs, assuming these forward sales transactions are physically settled in full using a net weighted average combined initial forward sales price of $13.52 per share.

(4)	Includes our 2016 term loan facility and our 2018 term loan facilities which are effectively swapped to fixed interest rates.
(5)	Based on our daily dividend yield from January 1, 2023 through December 31, 2023, as reported by S&P Global.
•
Portfolio: As of December 31, 2023, we wholly owned 81 operating properties and nine operating properties through an unconsolidated joint venture (the “JV”) in the United States encompassing approximately 8.8 million leased square feet (8.3 million pro rata), including 88 operating properties that were leased primarily to U.S. Government tenant agencies, one operating property entirely leased to tenant agencies of a U.S. state government and one operating property that was entirely leased to a private tenant.

•
Acquisitions: Completed the acquisition of, either directly or through the JV, four properties for an aggregate pro rata contractual purchase price of approximately $80.4 million, comprised of $62.2 million of wholly owned acquisitions, and $18.2 million of pro rata JV acquisitions, including:

•
VA – Corpus Christi, a 69,276 square feet Veterans Administration (VA) outpatient facility outpatient clinic located in Corpus Christi, Texas. VA - Corpus Christi is the ninth property to be acquired in the previously announced portfolio of 10 properties 100% leased to the VA under predominately 20-year firm term leases that do not expire until November 2042.

•
CA – Anaheim, a 95,273 leased square foot Class A workers’ compensation adjudication and training facility located in Anaheim, California. The facility is 100% leased by tenant agencies of the State of California, including the Department of Industrial Relations and the Employment Development Department and has a weighted average lease term of 10.7 years.

•
DHS – Atlanta, a 97,969 square foot facility primarily occupied by two branches of the U.S. Department of Homeland Security (DHS) and located in Atlanta, Georgia. DHS - Atlanta is a 93% leased facility that underwent an extensive renovation in 2023 for the beneficial use of the Transportation Security Administration (TSA) and the U.S. Customs and Border Protection (CBP). The two tenants recently executed leases that provide for occupancy of up to 15 years through 2038.

•
JUD – Newport News, a 35,005 leased square foot United States District Courthouse in Newport News, Virginia. The United States District Court, Eastern District of Virginia, Newport News Division Courthouse is a highly specialized facility that features 2008 build-to-suit, LEED Certified construction and recently executed a 10-year firm term lease extension that does not expire until 2033.

•
Development Activity: We also have a property located in Atlanta, Georgia, which is currently under development to become a 162,000-square foot build-to-suit FDA laboratory. Upon completion of the development, the property will be subject to a 20-year non-cancelable lease with the GSA for the beneficial use of the FDA.

•
Leasing Activity: As of December 31, 2023, our operating properties were 97% leased. For purposes of calculating percentage leased, we exclude from the denominator total square feet that was unleased and to which we attributed no value at the time of acquisition. During 2023, we successfully renewed approximately 390,330 leased square feet of our portfolio for a weighted average lease term of 16.4 years.

•
Financial Results: For the year ended December 31, 2023, we achieved net income of $21.1 million, or $0.20 per share on a fully diluted basis, and Core FFO of $120.1 million, or $1.14 per share on a fully diluted basis. Refer to Appendix A to this proxy statement for a reconciliation.

•	Capital Markets Activities: We continued to use our ATM Programs to support the future growth of our business.
•
Strong Balance Sheet: We exercised the $50.0 million delayed draw option on the Company's 2018 senior unsecured term loan facility, increasing the Company's term loan commitments from $250.0 million to $300.0 million.

•	Dividends: We maintained our quarterly cash dividend of $0.265 per share of common stock, declaring aggregate dividends of $1.06 per share of common stock for the year ended December 31, 2023.
•
Environmental Sustainability and Social Responsibility: We continued to seek out opportunities to increase the energy efficiency of our portfolio by identifying, adopting and implementing strategic management approaches designed to mitigate the reliance on non-renewable energy sources and capitalize on the opportunities provided by clean or renewable energy sources. We also continued to build on our ongoing commitment to providing an inclusive and engaging work environment that generates long-term value for our employees and for our stockholders. Highlights of our 2023 environmental sustainability and social responsibility accomplishments include the following:

•
We released the Company's second annual Environmental Social Governance (ESG) Report, featuring environmental data including energy and water usage and Scopes 1 and 2 Greenhouse Gas (GHG) emissions, our continued volunteer efforts, our focus on Diversity, Equity, and Inclusion (DEI), and a summary of the Company’s governance policies, including the Board’s commitment to seeking a diversity of views, experiences, skill sets, gender and ethnicity when selecting Board members.

•	We became a member of GRESB, an independent and voluntary organization providing validated ESG performance data and peer benchmarks to investors.
•	We were recognized as an ENERGY STAR® Certification Nation Premier Member.
•	We were named one of Washington Business Journal’s 2023 “Best Places to Work.”
•	We continued our gift-matching program pursuant to which we will match each employee’s qualifying charitable contribution up to a specified annual amount.
•
We continued to expand our focus on extensive and ongoing training programs for all our employees, including members of our management team, on a range of topics including business ethics, compliance, internal controls and cybersecurity issues.

Overview of Compensation Philosophy & Objectives
We seek to maintain a total compensation package that provides fair, reasonable and competitive compensation for our executive officers while also permitting us the flexibility to differentiate actual pay based on the level of individual and organizational performance. Our executive compensation programs are designed to:
attract and retain talented and experienced executives in our industry;
motivate our executives whose knowledge, skills and performance are critical to our success;

align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases; and
encourage our executive officers to achieve meaningful levels of ownership of our stock.
We believe our executive compensation programs are effectively designed and work in alignment with the interests of our stockholders with a number of key features including:
What We Do

A significant portion of our executive officers’ total compensation opportunity is based on performance (i.e., not guaranteed) and salaries comprise a modest portion of each executive officer’s total compensation opportunity.

We align our executive officers with our long-term investors by awarding a significant percentage of their equity compensation in the form of long-term performance-based equity awards that use absolute and relative total shareholder returns and key operational measures as the reference metrics.

We have a clawback policy that requires the Company to recoup excess compensation received by an executive officer in the event of a material restatement of our financial results.
We engage an independent compensation consultant to advise the Compensation Committee, which is comprised solely of independent directors.
We have minimum equity ownership guidelines for our named executive officers and non-employee directors.
What We Don’t Do
We do not provide tax gross-up payments to any executive.
We do not provide “single-trigger” change of control cash severance payments or equity incentive grants.
We do not encourage unnecessary or excessive risk taking; incentive awards do not have guaranteed minimum or uncapped payouts.

We do not overemphasize service-based vesting conditions at the expense of performance-based criteria. The majority of our long-term incentive grants must be earned based on rigorous performance criteria.

We allow very limited perquisites for our executive officers, structured with specific business rationales.
Roles of the Compensation Committee, Compensation Consultant and Management
Compensation Committee
Our executive compensation programs are administered by the Compensation Committee of the Board. The members of the Compensation Committee are William H. Binnie (Chair), Cynthia A. Fisher, Scott D. Freeman, Emil W. Henry, Jr. and Tara S. Innes, each of whom is “independent” under the independence standards of the NYSE. The Compensation Committee has overall responsibility for monitoring the performance of our executives and evaluating and approving our executive compensation plans, policies and programs. In addition, the Compensation Committee oversees and administers our 2015 Equity Incentive Plan.
Compensation Consultant
For 2023, the Compensation Committee engaged the services of Ferguson Partners Consulting, or FPC, as its independent outside compensation consultant. All executive compensation services provided by FPC were conducted under the direction or authority of the Compensation Committee, and all work performed by FPC was pre-approved by the Compensation Committee. Neither FPC nor any of its affiliates maintains any other material business relationships with the Company or our executive officers. As requested by the Compensation Committee, in 2023, FPC’s services to the Compensation Committee included preparing analyses of executive compensation levels as compared to a peer group and recommending changes to our executive compensation programs.
Management
In 2023, our then Chairman and Chief Executive Officer attended Compensation Committee meetings, provided information as to the individual performance of the other executive officers and made annual recommendations to the Compensation Committee of appropriate compensation levels for all executive officers other than himself. Nonetheless, all components of our named executive officers’ compensation must be and were approved by the Compensation Committee in its sole discretion.
Peer Group
The Compensation Committee regularly reviews external market data to determine the competitiveness of our executive compensation structure. Because of our unique position as the only internally managed public company REIT focused primarily on the acquisition, development and management of commercial properties primarily leased to the U.S. Government, there are no directly comparable peers against which we can assess pay and performance. For external comparisons and in light of best practices, the Compensation Committee, in consultation with FPC, determined that our peer group should generally contain companies that are similar in size to us, defined as companies that are between approximately one-half (0.5x) and twice (2.0x) our size, as defined by total capitalization, a commonly used metric for determining size in the REIT industry. In 2023, we added Retail Opportunity Investments Corp. to our peer group as its total capitalization conformed to the size threshold. Our peers used to assist the Compensation Committee in making 2023 executive compensation decisions consisted of the following public company REITs:
Company(3)	Ticker	Equity Market Capitalization ($ millions)(1)(2)	Total Capitalization ($ millions)(1)	Company Size as a Multiple of Easterly (as defined by Equity Market Capitalization)	Company Size as a Multiple of Easterly (as defined by Total Capitalization)
Terreno Realty Corporation	TRNO	5,483	6,254	3.8	2.3
Kite Realty Group Trust	KRG	5,097	7,997	3.5	2.9
COPT Defense Properties	CDP	2,933	5,421	2.0	2.0
CareTrust REIT, Inc.	CTRE	2,909	3,507	2.0	1.3
DiamondRock Hospitality Company	DRH	1,975	3,384	1.4	1.2
Retail Opportunity Investments Corp.	ROIC	1,885	3,280	1.3	1.2
Easterly Government Properties, Inc.	DEA	1,447	2,745	NA	NA
Xenia Hotels & Resorts, Inc.	XHR	1,416	2,830	1.0	1.0
LTC Properties, Inc.	LTC	1,382	2,308	1.0	0.8
Elme Communities	ELME	1,283	1,963	0.9	0.7
Brandywine Realty Trust	BDN	926	3,091	0.6	1.1
Piedmont Office Realty Trust, Inc.	PDM	880	2,936	0.6	1.1
(1)	Total equity market capitalization and total capitalization numbers as of December 31, 2023. (Source: S&P Global)

(2)
Total equity market capitalization is defined as the aggregate market capitalization of all issues of common equity whether traded or non-traded, including convertible common stock on a one-to-one basis until the conversion window opens, and then at the conversion rate, further assuming the conversion of all convertible subsidiary equity into common. If pricing is not available for secondary classes, the price of the primary class is applied.

(3)
RPT Realty was acquired in January 2024; as such, we have excluded the company from the table above, though the Compensation Committee used the company as a peer to assist with 2023 compensation decisions prior to the announcement of the acquisition.

FPC provides market data and practices of our peer group for the Compensation Committee to consider, as well as executive compensation trends and developments. Specifically, FPC provides information regarding the design and levels of compensation paid by our peers and overall advice to determine the appropriate structure of our executive compensation programs.
For purposes of determining the overall level of our named executive officers’ compensation (i.e., base salary, annual incentive cash bonus and long-term equity incentive compensation), the Compensation Committee reviews both the total compensation and the mix of compensation components paid by our peer group to executives in comparable positions. Each named executive officer’s target compensation, however, is not mechanically established as a particular percentage of the peer group. The Compensation Committee also takes into account the named executive officer’s role and experience, as compared to our peers’ executives, and other factors, such as experience, retention and responsibility. In addition, the Compensation Committee believes that ultimately the decision as to appropriate target compensation for a particular executive should be made based on the full review of individual and Company performance, as well as market data.
Overall, FPC determined that our executive compensation programs, as structured, are competitive relative to our peers. Based upon the review of peer group compensation levels, and general industry compensation levels, the Compensation Committee believes that the value and design of our executive compensation programs are appropriate for a company of our size, structure and business.
Elements of the Compensation Program
We have designed our executive compensation programs to include three principal elements – (i) base salary, (ii) annual incentive cash bonus, and (iii) performance- and service-based long-term equity incentives, in the form of long-term incentive units in our operating partnership, or LTIP units, each of which is integrated into the Company’s executive compensation program and intended to achieve different objectives. We believe that an emphasis on annual incentive cash bonus and long-term equity incentive compensation creates greater alignment with the interests of our stockholders, ensures that our business strategy is executed by decision-makers in a manner that focuses on the creation of both long-term value and short-term results, and encourages prudent evaluation of risks.
The following graphics illustrate the mix among base salary, incentive cash bonus and long-term equity compensation for our Chief Executive Officer and each of our other named executive officers as a percentage of his or her total compensation for 2023.

Amounts shown consist of (i) 2023 base salary, (ii) 2023 target incentive cash bonus, and (iii) the grant date fair value of long-term incentive LTIP unit grants awarded in 2023.
As illustrated above, nearly 79% of our Chief Executive Officer’s annual pay opportunity and approximately 71% of our other named executive officers’ pay opportunities are performance-based and/or at risk, with approximately half in the form of long-term equity awards that are aligned with stockholder interests.
Base Salary
The base salary payable to each named executive officer provides a fixed component of compensation that reflects the executive’s position and responsibilities. The goal of our base salary program is to provide salaries at a level that allows us to attract and retain highly qualified executives while preserving significant flexibility to recognize and reward individual performance within the overall executive compensation program. Base salaries are reviewed annually by the Compensation Committee and may be adjusted to better match competitive market levels or to recognize an executive’s professional growth, development and increased responsibility.
In connection with its annual review of base salaries, the Compensation Committee approved the following 2023 base salaries for each of our named executive officers, taking into account each named executive officer’s individual performance, scope of responsibilities and prospects, and market data provided by FPC. For 2023, the Committee modestly increased the base salaries for the first time in three years for each of Messrs. Trimble, Crate and Ibe and Ms. Baivier by $50,000. Ms. Marino also received a $50,000 increase in base salary for 2023, in each case to more closely align with competitive market rates.
Named Executive Officer	Base Salary 2023 ($)	Base Salary 2022 ($)
William C. Trimble, III	800,000	750,000
Meghan G. Baivier	625,000	575,000
Michael P. Ibe	575,000	525,000
Darrell W. Crate	575,000	525,000
Allison E. Marino	385,000	335,000
Annual Incentive Cash Bonus
Annual incentive cash bonuses are designed to reward our named executive officers for strong financial, operational and individual performance. We expect that eligibility to receive these cash bonuses will incentivize our named executive officers to strive to attain Company and individual performance goals that further our interests and the interests of our stockholders.
Under the 2023 annual incentive cash bonus program, the Compensation Committee set target bonuses for each of our named executive officers in early 2023, with such officers eligible to earn up to a maximum of 200% of target based on the Company’s achievement of objective performance criteria (representing 50% of the total bonus opportunity) and up to a maximum of 200% of target based on the named executive officer’s attainment of individualized subjective performance criteria (representing the remaining 50% of the total bonus opportunity). For 2023, the Compensation Committee made no changes to the target bonus amounts established by the Compensation Committee for each of Messrs. Trimble, Ibe and Crate and Ms. Baivier in 2022. Target for Ms. Marino was increased by $10,000 in 2023 from her 2022 target incentive cash bonus to more closely align with competitive market rates and to reflect her successful first full year as our Chief Accounting Officer.

The aggregate threshold, target and maximum bonus amounts allocated to each of our named executive officers for 2023 were as follows:
Named Executive Officer	Threshold (50%) ($)	Target (100%) ($)	Maximum (200%) ($)
William C. Trimble, III	432,500	865,000	1,730,000
Meghan G. Baivier	287,500	575,000	1,150,000
Michael P. Ibe	277,500	555,000	1,110,000
Darrell W. Crate	277,500	555,000	1,110,000
Allison E. Marino	42,500	85,000	170,000
2023 Objective Criteria. Fifty percent of each named executive officer’s annual incentive cash bonus was determined in a formulaic manner based on the Company’s attainment of performance and strategic objectives tied to the Company’s 2023 Core FFO per share on a fully diluted basis and the Company’s ratio of adjusted net debt to annualized quarterly pro forma EBITDA for the fourth quarter 2023. The objective component of the 2023 incentive cash bonus program was based on the attainment of rigorous “threshold,” “target” and “maximum” performance levels corresponding to the payout levels for each objective component of each such named executive officer’s target cash incentive bonus payout, with performance:
•	below the threshold representing a 0% payout level for each of the performance measures,
•	at threshold representing a 50% payout level for each of the performance measures,
•	at target representing a 100% payout level for each of the performance measures, and
•	at maximum or greater representing a 200% payout level for each of the performance measures.
The Compensation Committee decided that it was appropriate to use 2023 Core FFO per share on a fully diluted basis as a performance measure, because Core FFO per share is a widely-accepted measure of a REIT’s earnings as well as a more accurate reflection of the ongoing operational and financial performance the Company’s core business. In addition, the Company considers Core FFO per share on a fully diluted basis to be a meaningful Company performance measure because it excludes various items in net income that do not relate to or are not indicative of the operating performance of the ownership and management of the Company’s assets.
The Compensation Committee also determined that the Company’s ratio of adjusted net debt to annualized quarterly pro forma EBITDA was an appropriate performance measure to use, as it provides investors and others with additional means of evaluating our overall financial flexibility, capital structure and leverage and is a key indicator of our ability to manage our balance sheet and cash flows in a rising interest rate environment. The Compensation Committee views the ratio as an appropriate measurement of the strength of our balance sheet and our ability to withstand negative economic trends. See Appendix A to this proxy statement for definitions of Core FFO, adjusted net debt and pro forma EBITDA and related reconciliations.

The following table sets forth for each of the 2023 objective performance criteria, the final threshold, target and maximum levels established by the Compensation Committee, our actual 2023 results and the payout as a percentage of the objective component achieved. The Compensation Committee believes the narrow band between threshold, target and maximum for each of the performance objectives reflects the uniquely stable nature of our operations and our strategy to deliver consistent, long-term returns to our shareholders.
Performance Criteria	Target Weighting Level	Threshold	Target	Maximum	Actual 2023 Results	Actual 2023 Payout Percentage Achieved
Core FFO per share - fully diluted basis	50%	$1.12	$1.13	$1.14	$1.14	200%
Adjusted Net Debt / Annualized Quarterly Pro Forma EBITDA	50%	7.6x	7.5x	7.4x	7.0x	200%
The Compensation Committee selected Core FFO per share and adjusted net debt to annualized quarterly pro forma EBITDA as the objective performance criteria for our 2023 annual cash bonus program in February 2023. At the time these measures were selected, the REIT sector faced ongoing disruptions of the commercial real estate markets stemming from macroeconomic events and the rising interest rate environment, resulting in significant uncertainty and potential volatility. The Compensation Committee weighed these factors against our guidance and relatively stable internal projections that are based on cash flows derived primarily from U.S. Government tenants to establish threshold, target and maximum goals that would reward the management team for successfully navigating an uncertain operating environment without incentivizing unnecessary risk taking.
Ultimately, our Core FFO per share on a fully diluted basis in 2023 was $1.14, equal to the maximum goal set by the Compensation Committee. This strong Core FFO performance was driven, in part, by the successful renewal of key leases as well as new acquisitions that were not anticipated when the targets were set early in 2023 in light of the continued uncertainties in the real estate market. We also achieved the maximum payout with respect to the Company’s ratio of adjusted net debt to annualized quarterly pro forma EBITDA as a result of the management team’s ability to effectively maintain our balance sheet by, among other things, strategically executing three forward swaps at an opportune moment to effectively fix the interest rate on our 2018 term loan facility and our 2016 term loan facility. We believe these objectives, along with the individual goals discussed below, operated in tandem in 2023 to motivate our executives to grow our portfolio while at the same time motivating them to responsibly manage our capital structure and use of leverage.
2023 Individual Subjective Criteria. Individual goals for each named executive officer accounted for up to 50% of such officer’s annual incentive cash bonus for 2023 and included a subjective evaluation of the leadership and managerial performance of each of our named executive officers. In determining each of our named executive officer’s achievement of his or her individual goals, the Compensation Committee assessed the performance of each named executive officer as compared to his or her individual performance criteria, as set forth below, and made a determination regarding the level of performance achieved.

2023 Named Executive Officer	2023 Individual Performance Criteria
William C. Trimble, III Chief Executive Officer and President	Ensuring the Company achieves its overall strategic and operational objectives.
Identifying and developing new strategic relationships to drive external growth.

Leading the Company’s investor relations efforts and engaging with major stockholders and other market participants to effectively communicate the Company’s strategic, financial and ESG-related goals and objectives.

Promoting the Company’s vision, strategy and culture throughout the organization.
Establishing clear objectives for senior management to align individual and Company objectives and motivating the executive and senior management team to deliver superior results.
Meghan G. Baivier Executive Vice President, Chief Financial Officer and Chief Operating Officer	Developing and executing the Company’s capital allocation objectives and effectively managing the Company’s balance sheet.
Leading the Company’s capital markets transactions, including the issuance of debt and equity, as well as its joint venture activities.
Supervising financial reporting and forecasting and related functions, systems, and personnel.
Overseeing the Company’s asset management activities including continued development of the Company’s environmental sustainability efforts and long-term performance goals.
Identifying and developing employee talent and departmental leaders and effectively promoting the Company’s corporate culture to employees.
Michael P. Ibe Vice Chairman of the Board and Executive Vice President—Development and Acquisitions	Identifying and executing government development and redevelopment projects to further the Company’s business objectives.
Sourcing acquisition opportunities, including potential sustainable property acquisitions, and overseeing the Company’s acquisition activities.
Identifying and implementing strategies to successfully compete for U.S. Government build-to-suit projects.
Overseeing the Company’s development activities from initial planning to final completion.
Providing leadership and expertise throughout the Company on U.S. Government’s procurement processes and standards.
Darrell W. Crate Executive Chairman of the Board	Providing leadership and direction in implementing the Company’s overall strategic business plans.
Guiding the Company in establishing goals and objectives to maximize stockholder value.
Communicating effectively the Company’s vision to investors and market participants.
Providing leadership to the Board to enhance Board effectiveness.
Developing and maintaining open communications and cooperation between management and the Board to assure commonality of purpose.

2023 Named Executive Officer	2023 Individual Performance Criteria
Allison E. Marino Senior Vice President and Chief Accounting Officer	Executing the Company’s accounting, financial reporting, tax and risk management activities.
Overseeing and implementing internal accounting policies and controls consistent with SEC, GAAP and Sarbanes-Oxley Act of 2002 (“SOX”) compliance.
Coordinating with the Company’s external auditor to ensure smooth annual financial statement and SOX compliance audits.
Overseeing and managing filings of SEC reports and supplemental reports.
Developing the Company’s Enterprise Resource Platform (ERP) to support the Company’s strategic objectives, including its ESG initiatives.
The Compensation Committee evaluated each individual’s contributions to the Company’s performance against a backdrop of continued economic turbulence headlined by rapidly rising interest rates, geopolitical unrest and disruptions in the capital markets. Despite the challenges facing the U.S. economy generally and the real estate sector in particular, the Company continued to execute its strategy throughout the year. We achieved or advanced each of our strategic goals during 2023, which we believe will position the Company for future success, thanks to the individual contributions of each of our named executive officers. Nevertheless, the Company’s stock price continued to decline during 2023 and, as a result, the Compensation Committee sought to balance disappointing total shareholder returns against short-term operational achievements and the steady advancement of our long-term vision. Based on these factors, the Compensation Committee determined that each named executive officer earned 100% of their target subjective bonus.
In particular, the Compensation Committee recognized the following contributions, among others, to the Company’s performance in 2023 by our named executive officers: (i) for Mr. Trimble, leading the senior management team to successfully execute on the Company’s business strategy, expanding on the Company’s outreach efforts with investors and other stakeholders, and effectively transitioning the role of chief executive officer to Mr. Crate; (ii) for Ms. Baivier, successfully leading the Company’s strategic and growth platform during 2023, effectively managing the Company’s balance sheet in the midst of a rising interest rate environment, and leading the Company’s environmental sustainability efforts; (iii) for Mr. Ibe, his leadership in sourcing new investment opportunities, including properties leased to tenant agencies of state governments, and his critical oversight of the Company’s development and redevelopment projects; (iv) for Mr. Crate, his leadership in setting the strategic tone of the Company and guiding the Company with respect to the Company’s overall vision and ESG goals; and (v) for Ms. Marino, providing effective oversight of the accounting, financial reporting, risk management, tax, and internal audit functions and successfully leading the Company’s efforts in developing the ERP to support the Company’s strategic objectives, including its ESG initiatives.
Based on the Company’s performance with respect to the objective components of the annual incentive cash bonus program and factoring in the performance of each named executive officer under the pre-established subjective criteria, the Compensation Committee awarded 2023 annual incentive cash bonuses in the amounts set forth in the table below.

Named Executive Officer	2023 Incentive Cash Bonus		2022 Incentive Cash Bonus	Year-over-Year Change (%)
	Earned ($)	Percentage of Target Earned (%)	Earned ($)
William C. Trimble, III	1,297,500	150%	1,297,500	0%
Meghan G. Baivier	862,500	150%	862,500	0%
Michael P. Ibe	832,500	150%	832,500	0%
Darrell W. Crate	832,500	150%	832,500	0%
Allison E. Marino	127,500	150%	112,500	13%
Long-Term Equity Incentive Compensation
The Compensation Committee believes that a substantial portion of each named executive officer’s annual compensation should be in the form of long-term equity incentive compensation. Equity incentive awards encourage management to create stockholder value over the long-term, because the value of the equity awards is directly attributable to changes in the price of our common stock over time. In addition, equity awards are an effective tool for management retention because full vesting of the awards generally requires continued employment for multiple years.
Historically, we have granted most of the long-term equity incentive awards to our named executive officers in the form of LTIP units. LTIP units are designed to qualify as “profits interests” in our operating partnership for federal income tax purposes, meaning that initially they are not economically equivalent in value to a share of our common stock, but over time can increase in value to one-for-one parity with common stock by operation of special tax rules applicable to profits interests. LTIP units are designed to offer executives a long-term incentive comparable to restricted stock, while allowing them to enjoy a more favorable income tax treatment. Each LTIP unit awarded is deemed equivalent to an award of one share of common stock reserved under our 2015 Equity Incentive Plan. The key difference between LTIP units and restricted stock is that at the time of award, LTIP units do not have full economic parity with common units, but, as stated above, can achieve such parity over time upon the occurrence of specified events in accordance with partnership tax rules. Prior to the performance measurement date, performance-based LTIP units are only entitled to one-tenth (10%) of the regular quarterly distributions payable on common units. The remaining nine-tenths (90%) of the distributions are treated as “re-invested” and are only earned at the end of the applicable performance period to the extent the underlying LTIP units are also earned. Until and unless parity is reached, the value that an executive will realize for a given number of vested LTIP units is less than the value of an equal number of shares of our common stock.
2023 LTIP Unit Awards. The long-term incentive program is designed to (i) further align the interests of our named executive officers with our stockholders over the longer term, (ii) support the objective of long-term consistent growth and reward our named executive officers based on our performance with respect to our total shareholder return, or TSR, and key Company operational metrics, and (iii) serve as a retention tool for our executives. The 2023 long-term incentive plan consists of a mix of (i) performance-based LTIP unit awards (50%) and (ii) service-based LTIP unit awards (50%). The performance-based LTIP unit awards may be earned based on the Company’s TSR performance, or TSR Performance LTIP Units, or based on the Company’s performance with respect to Company operational metrics, or Operational Performance LTIP Units.
TSR Performance LTIP Units. In order to reinforce our pay-for-performance compensation philosophy, the Compensation Committee awarded 50% of the performance-based LTIP unit grants in the form of TSR Performance LTIP Units. The TSR Performance LTIP Units can only be earned if we achieve rigorous performance goals over a three-year period based on (i) TSR performance on an annualized absolute basis, or Absolute TSR, (ii) TSR performance on an annualized basis relative to the FTSE Nareit Equity REITs Index, or Nareit Equity Index Relative TSR, (iii) TSR performance on an annualized basis relative to the FTSE Nareit Office REITs Index, or Nareit Office Index Relative TSR, and (iv) TSR performance on an annualized basis adjusted for the change in price of a zero-coupon 10-year Treasury note, or US Treasury Relative TSR. The TSR Performance LTIP Unit awards are based 25% on Absolute TSR, 25% on Nareit Equity Index Relative TSR, 25% on Nareit Office Index Relative TSR and 25% on US Treasury Relative TSR.
The number of earned TSR Performance LTIP Units will be determined by the Compensation Committee following the end of the applicable performance period in accordance with the following payout matrices (as a percentage of target):

(1)
The LTIP units subject to Absolute TSR performance will be forfeited in their entirety if Absolute TSR is less than 4%, the LTIP units subject to each of Nareit Equity Index Relative TSR and Nareit Office Index Relative TSR will be forfeited in their entirety if Nareit Equity Index Relative TSR or Nareit Office Index Relative TSR, as applicable, is equal to or less than 75% of the Index, and the LTIP units subject to US Treasury Relative TSR performance will be forfeited in their entirety if US Treasury Relative TSR is less than 3%. In the event that Absolute TSR, Nareit Equity Index Relative TSR, Nareit Office Index Relative TSR or US Treasury Relative TSR, as applicable, falls between two levels in the applicable chart above, linear interpolation will be used to determine the number of LTIP units earned.

Earned awards (if any) will vest following the end of the performance period, subject to the grantee’s continued employment as set forth in the applicable award agreement. Vesting will be accelerated in the event of termination of employment by the Company without cause, or termination of employment by the award recipient for good reason, death or disability.
Operational Performance LTIP Units. In order to motivate our named executive officers with respect to a critical operating performance objective (without duplication with the objective criteria of our annual cash bonus program) and in support of our strategic focus on long-term stable and consistent growth, the Compensation Committee awarded the remaining 50% of the performance-based LTIP unit grants in the form of Operational Performance LTIP Units. The Operational Performance LTIP Units are subject to the attainment of operational criteria based on the Company’s average quarterly occupancy percentage over a three-year period. Grants may only be earned if the Company’s average quarterly occupancy percentage equals or exceeds 94% over a three-year period. If the target is not met at the end of the performance period, the issued LTIP units will be forfeited in their entirety. If performance for the performance measure exceeds target at the end of the three-year performance period, no additional LTIP units will be awarded.
Earned awards (if any) will vest following the end of the performance period, subject to the grantee’s continued employment as set forth in the applicable award agreement. Vesting will be accelerated in the event of termination of employment by the Company without cause, or termination of employment by the award recipient for good reason, death or disability.
Service-Based LTIP Unit Awards. In order to encourage the long-term retention of our named executive officers, the Compensation Committee granted 50% of the 2023 long-term incentive awards in the form of service-based LTIP unit awards. The Compensation Committee believes that service-based LTIP unit awards that vest over time independent of our TSR or operational performance promotes the retention of the Company’s talented management team, while still incentivizing a focus on long-term results because the ultimate value of the underlying stock awards is tied to our stock price.
The service-based LTIP units granted for 2023 will vest on December 31, 2025. Vesting will be accelerated in the event of termination of employment by the Company without cause, or termination of employment by the award recipient for good reason, death or disability.
The table below sets forth the total number of TSR Performance LTIP Units (at target), Operational Performance LTIP Units and Service-Based LTIP Units awarded to our named executive officers in 2023.
	TSR Performance LTIP Units				Operational Performance LTIP Units
Named Executive Officer	Absolute (#)	Equity REIT Index Relative (#)	Office REIT Index Relative (#)	US Treasury Relative (#)	Occupancy Percentage (#)	Service- Based LTIP Units (#)
William C. Trimble, III	6,290	6,027	5,977	7,075	43,448	75,044
Meghan G. Baivier	2,574	2,466	2,446	2,895	17,779	30,708
Michael P. Ibe	3,853	3,692	3,662	4,333	26,616	45,971
Darrell W. Crate	3,853	3,692	3,662	4,333	26,616	45,971
Allison E. Marino	609	584	579	684	4,208	7,268
Status of Outstanding Performance-Based LTIP Unit Awards
The following chart summarizes the performance periods and outcomes of our LTIP unit performance awards granted in 2019, 2020 and 2021, each of which has ended, and the projected outcomes of our 2022 and 2023 LTIP unit performance awards, based on the closing price of our common stock on the NYSE as of

December 29, 2023. For each year presented, the payout as a percentage of target is calculated based on the aggregate performance of our TSR performance LTIP unit awards and, as applicable, our operational performance LTIP unit awards, assuming our performance continues through the end of the applicable performance period at the same rate as had occurred from the beginning of each such period through December 31, 2023. As shown below, our outstanding performance LTIP unit awards in the aggregate are expected to perform below target as of December 31, 2023.

Clawback Policy
Effective as of October 2, 2023, the Board adopted a clawback policy that complies with Rule 10D-1 under the Exchange Act, adopted by the SEC in October 2022. The clawback policy requires recovery from executive officers of incentive-based compensation that is earned, granted or vested based on the achievement of a financial reporting measure in the event of a required restatement of previously issued financial statements. The recoverable compensation includes any compensation received after the effective date of the clawback policy and in the three-year fiscal period preceding the date the Company was required to prepare the restatement that is in excess of the amount that would have been received had it been calculated based on the restated financial statements. Recovery is required regardless of fault or a covered officer’s role in the financial reporting process. The clawback policy has been filed as an exhibit to our Annual Report on Form 10-K.
The clawback policy is an amendment and restatement of the Company’s prior recoupment policy, effective as of February 20, 2019, and such prior recoupment policy (as was in effect prior to such amendment and restatement) shall continue to apply with respect to compensation subject to the terms of such policy that is not subject to terms of the current clawback policy.
Separation Agreement with Mr. Trimble
On December 6, 2023, we entered into a Transition and Separation Agreement and Release (the “Separation Agreement”) pursuant to which Mr. Trimble retired from his positions as Chief Executive Officer and President and as a member of the Board effective December 31, 2023. Pursuant to the terms of the Separation Agreement, Mr. Trimble received a lump sum severance payment of $400,000 as well as his annual cash bonus for 2023 based on his performance during the year, payable at the same time and subject to the same conditions as the other named executed officers. In addition, Mr. Trimble’s LTIP Units were treated as follows: (i) all of the LTIP Units subject to only time-based vesting conditions vested on December 31, 2023 and (ii) all of the LTIP Units subject to both time- and performance-based vesting conditions will be earned and will continue to vest notwithstanding Mr. Trimble’s departure, with the number of LTIP Units earned under each award agreement to be calculated as of the end of the applicable performance period set forth in the corresponding award agreement in the same manner as if his retirement had not occurred.

Other Elements of Compensation
Employee Benefits and Perquisites. Our full-time employees are eligible to participate in health and welfare benefit plans, such as medical, dental, life and long-term disability insurance. Pursuant to the terms of their respective employment agreements, Mr. Trimble and Ms. Baivier were also entitled to certain perquisites in 2023. See “—Severance and Change in Control Benefits” below.
401(k) Plan. The Internal Revenue Code of 1986, as amended, or the Code, allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to a 401(k) plan. We established a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees.
Matching Charitable Contributions. We have a charitable donation-matching program pursuant to which the Company will match up to $500 per year of each employee’s donation to a qualifying charitable organization.
Accounting Standards
The Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives. ASC Topic 718 requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of equity awards under our equity incentive plans will be accounted for under ASC Topic 718.
Risk Considerations in Our Compensation Programs
The Compensation Committee has discussed the concept of risk as it relates to our compensation programs with management and FPC, and our Compensation Committee does not believe the goals, or the underlying philosophy, of our compensation programs encourage excessive or inappropriate risk taking.
We structure the compensation to our executive officers to consist of both fixed and variable compensation. The fixed portion (base salary) of compensation is designed to provide a base level of income regardless of our financial or share price performance. The variable portion of compensation (annual incentive cash bonus and long-term equity) is designed to encourage and reward both short- and long-term financial, operational and individual performance, with appropriate caps on the maximum amount of annual cash incentive compensation and shares and/or units that can be earned.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and, based on such review and discussions, our Compensation Committee recommended to the Board of Directors that our Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by the Compensation Committee
William H. Binnie (Chair)
Cynthia A. Fisher
Scott D. Freeman
Emil W. Henry, Jr.
Tara S. Innes

Summary Compensation Table
The following table sets forth information regarding the compensation paid to our named executive officers:
Named Executive Officer and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Non-Equity Plan Compensation ($)	All Other Compensation(3) ($)	Total ($)
William C. Trimble, III Chief Executive Officer and President	2023	800,000	—	2,067,726	1,297,500	416,381	4,581,607
	2022	750,000	—	2,064,957	1,297,500	12,719	4,125,176
	2021	750,000	—	2,063,297	2,162,500	12,677	4,988,474
Meghan G. Baivier Executive Vice President, Chief Financial Officer and Chief Operating Officer	2023	625,000	—	846,096	862,500	13,729	2,347,325
	2022	575,000	—	844,981	862,500	12,719	2,295,201
	2021	575,000	—	842,107	1,437,500	12,567	2,867,174
Michael P. Ibe Director, Vice Chairman of the Board of Directors and Executive Vice President—Development and Acquisitions	2023	575,000	—	1,266,665	832,500	13,222	2,687,387
	2022	525,000	—	1,264,946	832,500	12,214	2,634,661
	2021	525,000	—	1,263,182	1,387,500	11,903	3,187,585
Darrell W. Crate Chairman of the Board of Directors	2023	575,000	—	1,266,665	832,500	—	2,674,165
	2022	525,000	—	1,264,946	832,500	—	2,622,446
	2021	525,000	—	1,263,182	1,387,500	—	3,175,682
Allison E. Marino(4) Senior Vice President and Chief Accounting Officer	2023	385,000	—	200,245	127,500	13,735	726,480
	2022	335,000	—	199,934	112,500	12,796	660,231
	2021	121,154	185,500	249,981	—	5,256	561,891
(1)	Represents actual base salary earned by each named executive officer during the applicable year.
(2)
Amounts shown do not reflect compensation actually received by the named executive officer. For 2021, 2022 and 2023, represents the grant date fair value of 2021, 2022 and 2023, respectively, performance-based and service-based LTIP unit awards, as well as 2021 restricted stock awards. The grant date fair value was determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The maximum values of the 2023 performance-based LTIP units awards, assuming that the highest level of performance is achieved, are as follows: Mr. Trimble—$1,448,737; Ms. Baivier—$592,788; Mr. Ibe—$887,478; Mr. Crate—$887,478 and Ms. Marino—$140,281. A discussion of the assumptions used in calculating these values can be found in Note 8 to our audited financial statements beginning on page F-25 of our Annual Report on Form 10-K for the year ended December 31,2023.

(3)
Represents (i) the amounts we paid during fiscal years 2021, 2022 and 2023 for matching 401(k) plan contributions for Mr. Trimble, Ms. Baivier, Mr. Ibe and Ms. Marino, (ii) in fiscal year 2021, $525 matching contributions made by the Company to Mses. Baivier and Marino and $500 to Mr. Trimble, in fiscal year 2022, $550 matching contributions made by the Company to Ms. Marino and $500 to Mr. Trimble and Ms. Baivier, and, for fiscal year 2023, $500 matching contributions made by the Company to Mr. Trimble and Mses. Baivier and Marino, in each case pursuant to the Company’s charitable donation-matching program, and (iii) a lump sum severance payment of $400,000 paid to Mr. Trimble in connection with his separation from the Company on December 31, 2023.

(4)	Amount of Ms. Marino’s base salary for 2021 is prorated from her effective date of employment (August 9, 2021) to December 31, 2021, based on annual salary of $300,000.

2023 Grants of Plan-Based Awards
The following table sets forth certain information with respect to each grant of an award made to our named executive officers in the fiscal year ended December 31, 2023.
Named Executive Officer	Grant Date(1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All other Stock Awards (#)	Grant date fair value of Stock and Option Awards(2) ($)
William C. Trimble, III		432,500	865,000	1,730,000
	1/3/23(3)							75,044	1,033,356
	1/3/23(4)				12,684	25,369	50,736		414,367
	1/3/23(5)					43,448			620,003
Meghan G. Baivier		287,500	575,000	1,150,000
	1/3/23(3)							30,708	422,849
	1/3/23(4)				5,190	10,381	20,759		169,541
	1/3/23(5)					17,779			253,706
Michael P. Ibe		277,500	555,000	1,110,000
	1/3/23(3)							45,971	633,021
	1/3/23(4)				7,770	15,540	31,080		253,834
	1/3/23(5)					26,616			379,810
Darrell W. Crate		277,500	555,000	1,110,000
	1/3/23(3)							45,971	633,021
	1/3/23(4)				7,770	15,540	31,080		253,834
	1/3/23(5)					26,616			379,810
Allison E. Marino		42,500	85,000	170,000
	1/3/23(3)							7,268	100,080
	1/3/23(4)				1,228	2,456	4,912		40,116
	1/3/23(5)					4,208			60,049
(1)	The grant date is considered to be the date the equity-based awards were approved by the Compensation Committee.
(2)
Represents the grant date fair value of LTIP units granted to our named executive officers in 2023, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating these values can be found in Note 8 to our audited financial statements beginning on page F-25 of our Annual Report on Form 10-K for the year ended December 31, 2023.

(3)
Represents service-based LTIP units granted to each of the named executive officers in 2023. For each named executive officer, the service-based LTIP units will vest on December 31, 2025, subject to the grantee’s continued employment.

(4)
Represents TSR performance-based LTIP unit awards granted to each of our named executive officers in 2023. The awards may be earned at threshold, target or maximum based on a performance period ending on December 31, 2025. The performance criteria are based 25.0% on the Company’s absolute total shareholder return performance, 25.0% on the Company’s total shareholder return performance relative to the FTSE Nareit Equity REITs Index, 25.0% on the Company’s total shareholder return performance relative to the FTSE Nareit Office REITs Index and 25.0% on the Company’s U.S. Treasury relative total shareholder performance during the performance period, with all LTIP units vesting when earned following the end of the performance period. For a description of threshold, target and maximum performance for each tranche, see “Executive Compensation – Compensation Discussion and Analysis– Long-Term Equity Incentive Compensation.”

(5)
Represents operational performance-based LTIP unit awards granted to each of our named executive officers in 2023. The performance criteria are based on the Company’s average quarterly occupancy percentage over a three-year performance period ending on December 31, 2025. During this period, average quarterly occupancy percentage must be at least 94%. No portion of the awards will be earned unless the target performance level is achieved. Earned awards, if any, may not exceed target and vest when earned following the end of the performance period, subject to the grantee’s continued employment.

Grants of all equity awards were made pursuant to our 2015 Equity Incentive Plan. The vesting of each award is subject to acceleration in connection with certain triggering events as described below under “—Potential Payments Upon Termination or Change in Control.” We pay holders of service-based LTIP units dividends, whether vested or not, at the same rate per share as dividends per share paid to our common stockholders. Prior to the performance measurement date, performance-based LTIP units are only entitled to one-tenth (10%) of the regular quarterly distributions payable on common units. The remaining nine-tenths (90%) of the distributions are treated as “re-invested” and are only earned at the end of the applicable performance period to the extent the underlying LTIP units are also earned. Until and unless parity is reached, the value that an executive will realize for a given number of vested LTIP units is less than the value of an equal number of shares of our common stock.
Outstanding Awards at December 31, 2023
The following table sets forth certain information with respect to all outstanding equity awards held by each named executive officer as of the fiscal year ended December 31, 2023.
	Stock Awards
Named Executive Officer	Number of Shares, Units or Other Rights That Have Not Vested(1) (#)	Market or Payout Value of Shares, Units or Other Rights That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Market or Payout Value of Shares, Units or Other Rights That Have Not Vested(2) ($)
William C. Trimble, III	—	—	137,983	1,854,492
Meghan G. Baivier	46,009	618,361	56,415	758,218
Michael P. Ibe	68,877	925,707	84,509	1,135,801
Darrell W. Crate	68,877	925,707	84,509	1,135,801
Allison E. Marino	15,315	205,833	8,908	119,724
(1)
Represents (i) 4,426 shares of restricted stock granted to Ms. Marino on August 10, 2021, which will vest on August 10, 2025; (ii) an aggregate of 64,734 service-based LTIP units granted on January 3, 2022, which will vest on December 31, 2024; and (iii) an aggregate of 129,918 service-based LTIP units granted on January 3, 2023, which will vest on December 31, 2025, in each case subject to applicable vesting conditions.

For each of our named executive officers, the LTIP units will vest based on the following schedule, subject to the grantee’s continued employment:
Named Executive Officer	LTIP Units Vesting on December 31, 2024 (#)	LTIP Units Vesting on December 31, 2025 (#)
William C. Trimble, III	—	—
Meghan G. Baivier	15,301	30,708
Michael P. Ibe	22,906	45,971
Darrell W. Crate	22,906	45,971
Allison E. Marino	3,621	7,268
(2)	The value of the awards represented in the table is based on a price per share or unit of $13.44, which was the closing price of our common stock on the NYSE as of December 29, 2023.

(3)	Includes the following performance-based LTIP unit grants:
Named Executive Officer	2021 Three- Year TSR Performance LTIP Unit Awards(a) (#)	2021 Three- Year Operational Performance LTIP Unit Awards(b) (#)	2022 Three- Year TSR Performance LTIP Unit Awards(c) (#)	2022 Three- Year Operational Performance LTIP Unit Awards(d) (#)	2023 Three- Year TSR Performance LTIP Unit Awards(e) (#)	2023 Three- Year Operational Performance LTIP Unit Awards(f) (#)
William C. Trimble, III	13,663	32,344	13,364	13,514	21,650	43,448
Meghan G. Baivier	5,577	13,202	5,469	5,530	8,858	17,779
Michael P. Ibe	8,365	19,800	8,187	8,278	13,263	26,616
Darrell W. Crate	8,365	19,800	8,187	8,278	13,263	26,616
Allison E. Marino	—	—	1,295	1,308	2,097	4,208
(a)
Represents TSR performance LTIP units granted on January 4, 2021 for which the measurement period for assessing performance ended on December 31, 2023. In accordance with SEC rules, the number of equity incentive plan awards is based on achieving “threshold” performance, although none of the LTIP units were ultimately earned. All of the LTIP units were forfeited upon the Compensation Committee’s determination of the Company’s TSR performance in January 2024.

(b)
Represents operational performance LTIP units granted on January 4, 2021 for which the measurement period for assessing performance ended on December 31, 2023. No portion of the awards could be earned unless the target performance level was achieved and earned awards may not exceed target. All of the LTIP units were ultimately earned upon the Compensation Committee’s determination of the Company’s operational performance in January 2024.

(c)
Represents TSR performance LTIP units granted on January 3, 2022 for which the measurement period for assessing performance ends on December 31, 2024. In accordance with SEC rules, the number of equity incentive plan awards is based on achieving “threshold” performance. If our performance had continued through the end of the performance period at the same rate as had occurred from the beginning of the performance period through December 31, 2022, our named executive officers would earn an amount at or below threshold. These LTIP units, if any, will vest when earned, subject to the grantee’s continued employment.

(d)
Represents operational performance LTIP units granted on January 3, 2022 for which the measurement period for assessing performance ends on December 31, 2024. No portion of the awards will be earned unless the target performance level is achieved and earned awards, if any, may not exceed target. These LTIP units, if any, will vest when earned following the end of the performance period, subject to the grantee’s continued employment.

(e)
Represents TSR performance LTIP units granted on January 3, 2023 for which the measurement period for assessing performance ends on December 31, 2025. In accordance with SEC rules, the number of equity incentive plan awards is based on achieving “threshold” performance. If our performance had continued through the end of the performance period at the same rate as had occurred from the beginning of the performance period through December 31, 2023, our named executive officers would earn an amount at or below threshold. These LTIP units, if any, will vest when earned, subject to the grantee’s continued employment.

(f)
Represents operational performance LTIP units granted on January 3, 2023 for which the measurement period for assessing performance ends on December 31, 2025. No portion of the awards will be earned unless the target performance level is achieved and earned awards, if any, may not exceed target. These LTIP units, if any, will vest when earned following the end of the performance period, subject to the grantee’s continued employment.

2023 Option Exercises and Stock Vested
The following table sets forth the aggregate number of LTIP units and shares of restricted stock that vested in 2023. The Value Realized on Vesting is the product of (1) the closing price on the NYSE of a share of our common stock on the vesting date (or, if the vesting date was not a trading day, the immediately preceding trading date), multiplied by (2) the number of LTIP units and shares of restricted stock vesting. In each case, the value realized is before payment of any applicable taxes and brokerage commissions. There were no exercises of options, stock appreciation rights or similar instruments by any named executive officer during 2023.
Named Executive Officer	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William C. Trimble, III	210,744	2,921,795
Meghan G. Baivier	40,123	575,738
Michael P. Ibe	60,185	863,613
Darrell W. Crate	60,185	863,613
Allison E. Marino	6,640	99,467
Severance and Change in Control Benefits
Separation Agreement with Mr. Trimble
Pursuant to the Separation Agreement entered by the Company and Mr. Trimble on December 6, 2023, Mr. Trimble retired from his positions as Chief Executive Officer and President and as a member of the Board effective December 31, 2023. Under the terms of the Separation Agreement, Mr. Trimble received in January 2024 a lump sum severance payment of $400,000 as well as his annual cash bonus for 2023 based on his performance during the year and subject to the same conditions as the other named executed officers. In addition, Mr. Trimble’s LTIP Units were treated as follows: (i) all of the LTIP Units subject to only time-based vesting conditions vested on December 31, 2023 and (ii) all of the LTIP Units subject to both time- and performance-based vesting conditions will be earned and will continue to vest notwithstanding Mr. Trimble’s departure, with the number of LTIP Units earned under each award agreement to be calculated as of the end of the applicable performance period set forth in the corresponding award agreement in the same manner as if his retirement had not occurred.
Employment Agreements
In 2023, we had employment agreements in place with Mr. Trimble and with Ms. Baivier, who served as our Chief Executive Officer and President and our Executive Vice President, Chief Financial Officer and Chief Operating Officer, respectively, during 2023.
Under the terms of each of the agreements, Mr. Trimble and Ms. Baivier are entitled to receive a minimum annual base salary of $250,000 and $225,000, respectively.
Each employment agreement also provides for bonuses to be determined by the Compensation Committee, in its sole discretion, based on such factors relating to the performance of Mr. Trimble or Ms. Baivier, as applicable, or us as it deems relevant. The agreements also provide eligibility for vacation and for participation in various employee benefits such as health, dental, life and disability insurance, our 2015 Equity Incentive Plan and 401(k) plan.
Pursuant to the terms of the employment agreements with Mr. Trimble and Ms. Baivier, upon termination of the executive’s employment by us without “cause” (as defined in the executive’s employment agreement) or by the executive for “good reason” (as defined in the applicable employment agreement), subject to the executive signing a separation agreement and mutual release, the executive will be entitled to the following severance payments and benefits:

•	a lump sum cash payment equal to six months of the executive’s base salary at the time of termination;
•	a prorated portion of the annual bonus for the year of termination, calculated based on the executive’s target bonus for such year;
•	a lump sum cash payment equal to half of the annual premium payable by us for the executive’s health and dental insurance; and
•
accelerated vesting of all equity grants subject to only service-based vesting based on continued employment, with the vesting of equity grants with performance vesting only accelerated to the extent provided by the applicable award agreement.

Neither of the employment agreements provide for any tax gross-ups and, in the event the executive becomes subject to the Section 280G golden parachute excise tax under Section 4999 of the Code, the amounts payable as described above would be reduced to the level so that the excise tax will not apply, but only if such reduction would result in a greater after-tax amount to the executive.
All of the cash severance payments described above are to be made as lump sum payments within 30 days after the date of termination of the executive’s employment. However, to the extent necessary to avoid the imposition of an additional tax under Section 409A of the Code, severance pay and benefits will be delayed until six months and one day after termination during which time the payments will accrue interest at the short-term applicable federal rate.
Each employment agreement also provides that in the event the executive’s employment is terminated on account of death or disability, the executive or his or her beneficiary in the case of death will receive the following payments:
•	a prorated portion of the annual bonus payable for the year of such termination, calculated based on actual achievement of applicable performance metrics for the applicable year; and
•
accelerated vesting of all equity grants subject to only service-based vesting based on continued employment, with the vesting of equity grants with performance vesting only accelerated to the extent provided by the applicable award agreement.

Under separate agreements, each of our named executive officers is subject to certain restrictive covenants, including non-competition and non-solicitation covenants during their employment with us and for twelve months after termination of employment. As Mr. Ibe currently resides in the State of California where, generally, non-competition agreements are not enforceable, his agreement does not include a non-competition covenant following termination of his employment with us.
Pursuant to the terms of the LTIP unit awards outstanding as of December 31, 2023, vesting of LTIP units will be accelerated in the event of a termination of employment by us without cause, or termination of employment by the award recipient for good reason, death or disability. Vesting will also be accelerated in the event of a termination of employment by us without cause or termination of employment by the award recipient for good reason occurring in connection with or within 18 months after a change in control.
Potential Payments Upon Termination or Change in Control
The following table sets forth the amounts that would have been paid to our named executive officers (other than Mr. Trimble, who retired effective December 31, 2023, as discussed above) in the event of a termination by us without “cause” or by the executive for “good reason” other than in connection with a change in control; upon death or disability; upon a change in control without termination and upon a termination by us without “cause” or by the executive for “good reason” in connection with a change in control occurring, in each case, as of December 31, 2023 (the closing price per share of our common stock was $13.44 as of December 29, 2023). The amounts in the tables below exclude payments that would be made for (i) accrued salary and vacation pay; (ii) distribution of plan balances under our 401(k) plan; (iii) life insurance proceeds in the event of death; and (iv) disability insurance payouts in the event of disability to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment.

Named Executive Officer	Without Cause / For Good Reason ($)	Death / Disability ($)	Change in Control (No Termination)(4) ($)	Change in Control (Termination Without Cause / For Good Reason) ($)
Meghan G. Baivier
Bonus	575,000	862,500	—	575,000
Cash Severance(1)	312,500	—	—	312,500
Performance-Based Awards(2)	177,435	177,435	—	503,284
Service-Based Awards	618,361	618,361	—	618,361
Benefits Continuation(3)	12,313	—	—	12,313
Total(5)	1,695,609	1,658,296	—	2,021,458
Michael P. Ibe
Bonus	—	—	—	—
Cash Severance	—	—	—	—
Performance-Based Awards(2)	266,112	266,112	—	754,347
Service-Based Awards	925,707	925,707	—	925,707
Benefits Continuation	—	—	—	—
Total	1,191,819	1,191,819	—	1,680,054
Darrell W. Crate
Bonus	—	—	—	—
Cash Severance	—	—	—	—
Performance-Based Awards(2)	266,112	266,112	—	754,347
Service-Based Awards	925,707	925,707	—	925,707
Benefits Continuation	—	—	—	—
Total	1,191,819	1,191,819	—	1,680,054
Allison E. Marino
Bonus	—	—	—	—
Cash Severance	—	—	—	—
Performance-Based Awards(2)	—	—	—	41,615
Service-Based Awards	205,833	205,833	—	205,833
Benefits Continuation	—	—	—	—
Total	205,833	205,833	—	247,448
(1)	Represents a lump sum payment equal to six months of base salary.
(2)
In accordance with the terms of our performance-based LTIP unit awards outstanding as of December 31, 2023, in the event of a change in control during the performance period, the performance period will be shortened to end on the date of the change in control and the executives’ awards will be based on performance through that date, with further proration if the change in control occurs prior to the final year of the performance period. Any LTIP units earned upon a change in control will remain subject to service-based vesting but will be fully vested in the event of termination by us without cause or by the executive for good reason within 18 months following the change in control. Based on our performance from the beginning of each applicable performance period through December 31, 2023, in the event of a change in control as of December 31, 2023, a portion of all of our outstanding performance LTIP unit awards would have been earned.

If an executive’s employment is terminated before the end of a performance period as a result of death or disability, or is terminated by us without cause or by the executive for good reason (other than within 18 months following a change in control), the executive’s award will be calculated as of the end of the performance period in the same manner as if such termination had not occurred, but prorated based on the number of days in the performance period during which such executive was employed by us.

As of December 31, 2023, our named executive officers vested in performance-based LTIP units having the following values based on a per share value of $13.44, the closing price of our common stock on December 29, 2023, that were earned, upon determination by our Compensation Committee in January 2024, based on our performance for the period ending on December 31, 2023, and that would have vested upon such a termination: Ms. Baivier—$177,435; Mr. Ibe—$266,112; and Mr. Crate—$266,112. These amounts are included in the table above.

(3)	Represents an estimated amount equal to the monthly employer contribution to provide health and dental insurance for a period of six months.
(4)	Does not include equity awards that by their terms only vest to the extent outstanding awards are not assumed by a successor company in connection with a change in control.
(5)
In the event the executive would become subject to an excise tax under Section 4999 of the Code imposed on parachute payments (within the meaning of Section 280G of the Code), the amounts payable as described above would be reduced to the level so that the excise tax will not apply, but only if such reduction would result in a greater after-tax amount to the executive.

Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K promulgated by the SEC, we are providing the following information about the ratio of the median employee’s total annual compensation to the total annual compensation of our Chief Executive Officer for the year ended December 31, 2023:
•	Median employee total annual compensation (excluding our Chief Executive Officer): $160,938
•	Our Chief Executive Officer total annual compensation (as reported in the “Summary Compensation Table” presented above): $4,581,607
•	Ratio of median employee total annual compensation to Chief Executive Officer total annual compensation: 28:1
We identified the median employee using the amount reported as compensation on the employee’s Form W-2 for the year ended December 31, 2023, for all individuals who were employed by us on December 31, 2023, the last day of our payroll year (whether employed on a full-time, part-time or seasonal basis). Employees on leave of absence were excluded from the list and reportable wages were annualized for those employees who were not employed for the full calendar year.

Pay Versus Performance Disclosure
The information below presents the relationship between the compensation of our principal executive officer (“PEO”) and our other named executive officers (“Non-PEO NEOs”) and certain performance measures in accordance with Item 402(v) of Regulation S-K. For a discussion of our compensation programs and pay for performance philosophy, please refer to the section captioned “Compensation Discussion and Analysis,” above.
Pay Versus Performance Table
					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(2) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(1) ($)	Average Compensation Actually Paid to Non-PEO NEOs(3) ($)	Total Shareholder Return(4) ($)	Peer Group Total Shareholder Return(5) ($)	Net Income (in thousands) ($)	Core FFO per Share on a Fully- Diluted Basis(6) ($)
2023	4,581,607	4,473,852	2,108,839	2,064,389	71	89	21,060	1.14
2022	4,125,176	1,508,380	2,053,135	939,493	70	83	35,562	1.28
2021	4,988,474	4,627,666	2,448,083	2,302,922	106	107	33,957	1.31
2020	4,214,702	2,881,942	2,242,406	1,632,911	100	86	13,528	N/A
(1)
For all periods presented, our PEO was Mr. Trimble. For 2021, 2022 and 2023, our Non-PEO NEOs consisted of Ms. Baivier, Mr. Ibe, Mr. Crate, and Ms. Marino. For 2020, our Non-PEO NEOs consisted of Ms. Baivier, Mr. Ibe, Mr. Crate and Ms. Bernard.

(2)
Represents amounts of “compensation actually paid” as computed in accordance with Item 402(v) of Regulation S-K, not the actual amount of compensation earned by or paid to Mr. Trimble during each year. The table below reflects the adjustments made from the amounts reported in the “Total” column of the Summary Compensation Table for each year to calculate the amounts set forth in “Compensation Actually Paid to PEO” column in the table above.

Year	Summary Compensation Table Total for PEO ($)	Less Summary Compensation Table Value of Equity Awards(a) ($)	Fair Value of Equity Award Adjustments(b) ($)	Compensation Actually Paid to PEO ($)
2023	4,581,607	(2,067,726)	1,959,971	4,473,852
2022	4,125,176	(2,064,957)	(551,839)	1,508,380
2021	4,988,474	(2,063,297)	1,702,489	4,627,666
2020	4,214,702	(1,652,210)	319,450	2,881,942
(a)	Represents the sum of the amounts reported in the “Stock Awards” column of the Summary Compensation Table for the applicable fiscal year.

(b)
The equity award adjustments for each fiscal year include the following: (i) the addition of the year-end fair value of any equity awards granted in the year that are outstanding and unvested as of the end of the year; (ii) for any awards granted in prior years that are outstanding and unvested as of the end of the fiscal year, the addition (or subtraction, if applicable) of the change in fair value of between the end of the prior fiscal year the end of the applicable fiscal year; (iii) for awards that are granted and vest in the same fiscal year, the addition of the fair value of such awards as of the vesting date; (iv) for awards granted in prior years that vest during the fiscal year, the addition (or subtraction, if applicable) of the change in fair value between the end of the prior fiscal year and the vesting date of such awards; (v) for awards granted in prior years that fail to meet the applicable vesting conditions during the fiscal year, the subtraction of the fair value of such awards at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on such awards in the applicable year prior to the vesting date. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards Granted in the Year and Unvested ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Awards ($)	Total Equity Award Adjustments(i) ($)
2023	902,534	(62,924)	1,008,591	(71,847)	—	183,617	1,959,971
2022	1,018,945	(1,143,017)	—	(558,348)	—	130,581	(551,839)
2021	2,127,304	(561,405)	—	35,910	—	100,680	1,702,489
2020	1,693,530	(1,515,183)	—	75,873	—	65,230	319,450
(i)
The fair values of time-based equity awards are based on the closing price of our shares of common stock as reported on the NYSE on the relevant valuation date and includes the dollar value of dividends paid on such awards in the applicable year prior to the vesting date. The fair values of operational performance-based LTIP unit awards are based on the closing price of our shares of common stock as reported on the NYSE on the relevant valuation date, assumes estimated performance results as of the end of each reporting year and includes the dollar value of dividends paid on such awards in the applicable year prior to the vesting date. The fair value of total shareholder return performance-based LTIP units are based on the relevant valuation date using a Monte Carlo simulation model in accordance with the provisions of ASC Topic 718 and includes the dollar value of dividends paid on such awards in the applicable year prior to the vesting date.

(3)
Represents amounts of average “compensation actually paid” as computed in accordance with Item 402(v) of Regulation S-K, not the actual average amount of compensation earned by or paid to our named executive officers other than Mr. Trimble as a group. The table below reflects the adjustments made from the amounts reported in the “Total” column of the Summary Compensation Table for the named executive officers as a group (excluding Mr. Trimble) each year to calculate the amounts set forth in “Compensation Actually Paid to non-PEO NEOs” column in the table above, using the same methodology as set forth in footnote 1(b), above.

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Less Average Summary Compensation Table Value of Equity Awards(a) ($)	Average Fair Value of Equity Award Adjustments(b) ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2023	2,108,839	(894,918)	850,468	2,064,389
2022	2,053,135	(893,702)	(219,940)	939,493
2021	2,448,083	(904,613)	759,452	2,302,922
2020	2,242,406	(733,352)	123,857	1,632,911
(a)	Represents the sum of the amounts reported in the “Stock Awards” column of the Summary Compensation Table for the applicable fiscal year.

(b)	The equity award adjustments for each fiscal year reflect the same methodology set forth in footnote 1, above. The amounts deducted or added in calculating the equity award adjustments are as follows:
Year	Year End Fair Value of Equity Awards Granted in the Year and Unvested ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Awards ($)	Total Equity Award Adjustments(i) ($)
2023	827,142	(41,584)	—	(15,481)	—	80,391	850,468
2022	440,993	(490,446)	—	(227,904)	—	57,417	(219,940)
2021	931,653	(229,037)	—	14,971	—	41,865	759,452
2020	751,692	(690,701)	—	33,794	—	29,072	123,857
(i)
The fair values of time-based equity awards are based on the closing price of our shares of common stock as reported on the NYSE on the relevant valuation date and includes the dollar value of dividends paid on such awards in the applicable year prior to the vesting date. The fair values of operational performance-based LTIP unit awards are based on the closing price of our shares of common stock as reported on the NYSE on the relevant valuation date, assumes estimated performance results as of the end of each reporting year and includes the dollar value of dividends paid on such awards in the applicable year prior to the vesting date. The fair value of total shareholder return performance-based LTIP units are based on the relevant valuation date using a Monte Carlo simulation model in accordance with the provisions of ASC Topic 718 and includes the dollar value of dividends paid on such awards in the applicable year prior to the vesting date.

(4)
TSR is calculated assuming a $100 investment in the Company and the peer group on December 31, 2019, and assuming the reinvestment of any dividends during the applicable measurement period, calculated through the end of the year shown based on share prices or index values, as applicable.

(5)
For each year, represents the TSR for the 2023 benchmarking peer group described in “Compensation Discussion and Analysis,” which includes the following peer companies: Brandywine Realty Trust, CoreTrust REIT, Inc., COPT Defense Properties, DiamondRock Hospitality Company, Elme Communities (formerly known as Washington Real Estate Investment Trust), Kite Realty Group Trust, LTC Properties, Inc., Piedmont Office Realty Trust, Inc., Retail Opportunity Investment Corp., Terreno Realty Corporation and Xenia Hotels and Resorts, Inc. As described in “Compensation Discussion and Analysis,” the 2023 benchmarking peer group is identical to the peer group we used for compensation benchmarking purposes in 2022, with the addition of Realty Opportunity Investments Corp. because its total capitalization fit our size criteria. If we had continued to use the same peer group as we did in 2022, Peer Group Total Shareholder Return would be $89 for 2023, $83 for 2022, $107 for 2021 and $86 for 2020.

(6)
As required by Item 402(v) of Regulation S-K, the Company has identified Core FFO per share on a fully diluted basis as the most important financial metric used to link pay and performance for 2023. Fifty percent of the objective component of the Company’s annual incentive cash bonus program for 2023 was based on the Company’s achievement of Core FFO per share on a fully diluted basis. In addition, the Company considers Core FFO per share on a fully diluted basis to be a meaningful Company measure because it excludes various items in net income that do not relate to or are not indicative of the operating performance of the ownership and management of Company assets. The Company, however, did not begin reporting Core FFO financial results until 2022, when it publicly disclosed 2021 and 2022 Core FFO per share on a fully diluted basis, and did not use Core FFO in its annual incentive cash bonus program until 2023. As such, the Company’s Core FFO per share on a fully diluted basis results for the year ending December 31, 2020 is not available. In addition, in its 2023 proxy statement relating to 2022 performance, the Company instead identified FFO per share on a fully diluted basis as the most important financial metric used to link pay and performance as required by Item 402(v) of Regulation S-K. For comparison to the Core FFO results reported above, the Company achieved FFO per share on a fully diluted basis of $1.13 for 2023, $1.27 for 2022, $1.31 for 2021 and $1.26 for 2020. Refer to Appendix A to this proxy statement for more information regarding Core FFO per share on a fully diluted basis and FFO per share on a fully diluted basis.

Relationship Between Compensation Actually Paid and Financial Performance
The following graphs illustrate the relationship across our last four completed fiscal years between the amounts disclosed in the Pay Versus Performance Table, above, as “Compensation Actually Paid” to our PEO and the “Average Compensation Actually Paid” to our non-PEO named executive officers and TSR, Peer Group TSR, Net Income and FFO per share on a fully diluted basis and Core FFO per share on a fully diluted basis.
Compensation Actually Paid (CAP) vs Total Shareholder Return

$5,000,000
$4,500,000
$4,000,000
$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$0
120
110
100
90
80
70
60
50
2020
2021
2022
2023
PEO CAP
Non-PEO NEOs CAP (Average)
Easterly Government Properties TSR
Peer Group TSR

Compensation Actually Paid (CAP) vs Net Income

Compensation Actually Paid (CAP) vs FFO per Share, on a Fully Diluted Basis /
Core FFO per Share on a Fully Diluted Basis

$5,400,000
$4,800,000
$4,200,000
$3,600,000
$3,000,000
$2,400,000
$1,800,000
$1,200,000
$600,000
$0
$1.35
$1.30
$1.25
$1.20
$1.15
$1.10
2020
2021
2022
2023
PEO CAP
Non-PEO NEOs CAP (Average)
Core FFO per Share on a Fully-Diluted Basis
FFO per Share on a Fully-Diluted Basis

Tabular List of Performance Measures
For purposes of the rule, we have identified the following performance measures, which the Compensation Committee considered, among others, when making executive compensation decisions for performance year 2023, in response to the Tabular List disclosure requirement pursuant to Item 402(v)(6) of Regulation S-K.
Performance Measures
•	Core FFO Per Share, on a fully-diluted basis;
•	Occupancy percentage;
•	Adjusted net debt to annualized quarterly pro forma EBITDA
•	TSR relative to the FTSE Nareit Equity REITs Index and to the FTSE Nareit Office REITs Index and as adjusted for the change in price of a zero-coupon 10-year Treasury note; and
•
Individual performance criteria including consideration of such criteria as operational leadership, leasing and acquisition activities, debt and equity capital market activities, management of the balance sheet, joint venture activities and advancement of ESG objectives.

Compensation Committee Interlocks and Insider Participation
During 2023, the following directors served on the Compensation Committee: William H. Binnie, Cynthia A. Fisher, Scott E. Freeman, Emil W. Henry, Jr. and Tara S. Innes. None of these persons has served as an officer or employee of the Company nor do they have any relationship with the Company that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers serve as a member of a board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of the Board or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents information regarding the beneficial ownership of our securities as of February 29, 2024, with respect to:
•	each of our directors;
•	each of our named executive officers;
•
each person known by us to be the beneficial owner of 5% or more of the outstanding shares of our common stock or the outstanding shares of our common stock and common units in our operating partnership; and

•	all of our directors and executive officers as a group.
Beneficial ownership of securities is determined under rules of the SEC and generally includes any securities over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock and common units and LTIP units in our operating partnership shown as beneficially owned by them. As of February 29, 2024, there were:
•	102,354,702 shares of our common stock outstanding;
•
4,978,184 common units of our operating partnership outstanding, excluding common units held by us, each of which is redeemable for one share of our common stock (if we elect to issue common stock rather than pay cash upon such redemption); and

•
399,781 earned and vested LTIP units outstanding that were issued pursuant to our 2015 Equity Incentive Plan (excluding LTIP units that are subject to performance-based and/or time-based vesting conditions), each of which, upon the satisfaction of certain conditions, is convertible into one common unit.

Unless otherwise indicated, all securities are owned directly. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, 2001 K Street, NW, Suite 775 North, Washington, D.C. 20006.
	Common Stock		Common Stock and Units
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of All Shares(2)	Number of Shares and Units Beneficially Owned(1)	Percentages of All Shares and Units(2)
5% Stockholders:
BlackRock, Inc.(3)	18,330,856	17.9%	18,330,856	17.0%
The Vanguard Group(4)	10,833,432	10.6%	10,833,432	10.1%
Michael P. Ibe(5)	5,793,348	5.7%	6,522,832	6.1%
State Street Corporation(6)	6,184,912	6.0%	6,184,912	5.7%
Named Executive Officers and Directors:
William C Trimble, III(7)	91,279	*	946,129	*
Darrell W. Crate(8)	661,479	*	661,479	*
Michael P. Ibe(5)	5,793,348	5.7%	6,522,832	6.1%
Meghan G. Baivier(9)	7,353	*	337,549	*
Allison E. Marino	11,066	*	11,066	*
William H. Binnie(10)	34,272	*	41,452	*
Cynthia A. Fisher(11)	118,164	*	118,164	*
Scott D. Freeman	23,839	*	23,839	*
Emil W. Henry, Jr.	48,616	*	48,616	*
Tara S. Innes(12)	8,298	*	19,003	*
All directors and executive officers as a group (12 persons)	6,798,764	6.6%	8,750,983	8.1%
*	Represents less than 1.0%
(1)
“Number of Shares Beneficially Owned” does not include shares of our common stock that may be acquired by redeeming common units in our operating partnership. “Number of Shares and Units Beneficially Owned” includes all shares included in the column titled “Number of Shares Beneficially Owned” plus shares of our common stock that may be acquired by redeeming common units assuming that (i) all outstanding common units in our operating partnership are immediately redeemable/exchangeable, (ii) all outstanding vested LTIP units have been converted into an equal number of common units in our operating partnership (excluding LTIP units that are subject to performance-based and/or time-based vesting conditions) and (iii) all common units in our operating partnership have been exchanged for shares of our common stock.

(2)
As of February 29, 2024, 102,354,702 shares of our common stock, 4,978,184 common units (other than common units held by us) and 399,781 LTIP units were outstanding (excluding LTIP units that are subject to performance-based and/or time-based vesting conditions). In calculating the percentage of outstanding shares of common stock and units held by each person, we assume that: (i) all outstanding vested LTIP units (excluding LTIP units that are subject to performance-based and/or time-based vesting conditions) held by all persons have been converted into an equal number of common units in our operating partnership, and (ii) all common units in our operating partnership held by all persons, other than us, have been exchanged for shares of our common stock.

(3)
Based solely on information contained in a Schedule 13G/A filed by BlackRock, Inc. and certain of its affiliates with the SEC on January 19, 2024. The Schedule 13G/A indicates that BlackRock, Inc. has sole voting power with respect to 17,925,211 shares of common stock and sole dispositive power with respect to 18,330,856 shares of common stock. The address of BlackRock, Inc. is 50 Hudson Yards, New York,

NY 10001.
(4)
Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group and certain of its subsidiaries with the SEC on February 13, 2024. The Schedule 13G/A indicates that The Vanguard Group has shared voting power with respect to 149,417 shares of common stock, sole dispositive power with respect to 10,598,061 shares of common stock and shared dispositive power with respect to 235,371 shares of common stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(5)
Includes 152,706 earned and vested LTIP units. Also includes 5,759,819 shares of our common stock acquired upon the redemption of common units that Mr. Ibe received in connection with the contribution of certain properties at the time of our initial public offering and 12,500 shares of our common stock acquired upon the redemption of common units that Mr. Ibe received in exchange for the contribution of the DEA – Pleasanton property on October 21, 2015. These shares are held by Western Devcon, Inc. and West OP Holdings, LLC, each of which is wholly owned by Mr. Ibe. Includes 5,000,000 shares of our common stock, which are pledged as collateral to secure a line of credit as permitted under the terms of a contractual right to pledge entered into by the Company and Mr. Ibe in connection with the contribution of certain properties by Mr. Ibe at the time of our initial public offering. The address for Western Devcon, Inc. and West OP Holdings, LLC is 10525 Vista Sorrento Parkway, Suite 110, San Diego, CA 92121.

(6)
Based solely on information contained in a Schedule 13G/A filed by State Street Corporation with the SEC on January 30, 2024. The Schedule 13G/A indicates that State Street Corporation has shared voting power with respect to 5,032,792 shares of common stock and shared dispositive power with respect to 6,175,712 shares of common stock. The address of State Street Corporation is State Street Financial Center, One Congress Street, Suite 1, Boston, MA 02114.

(7)	Information is as of December 31, 2023, the date Mr. Trimble retired from the Company. Includes 320,184 earned and vested LTIP units.
(8)
Includes 500,000 shares of our common stock Mr. Crate owns indirectly through Easterly Capital, LLC, which are pledged as collateral to secure a line of credit pursuant to a contractual right to pledge entered into by the Company and Easterly Capital, LLC in connection with the contribution of certain properties by Easterly Capital, LLC at the time of our initial public offering. The address for Easterly Capital, LLC is 138 Conant Street, Beverly, MA 01915.

(9)	Includes 104,923 earned and vested LTIP units.
(10)	Excludes 9,113 LTIP units that are subject to vesting conditions, pursuant to Mr. Binnie’s election to receive his 2023 director equity grant in the form of LTIP units rather than restricted stock.
(11)
Includes (i) 12,736 shares held by a pension of which Ms. Fisher is the administrator and holds a remainder interest (ii) 1,000 shares held by Ms. Fisher’s father, (iii) 5,712 shares held by a profit sharing trust of which Ms. Fisher is the administrator and holds a remainder interest, and (iv) 6,800 shares in accounts for her children where she serves as custodian.

(12)
Excludes 7,131 LTIP units that are subject to vesting conditions, pursuant to Ms. Innes’ election to receive a portion of her 2023 director equity grant in the form of LTIP units rather than restricted stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Review and Approval of Future Transactions with Related Persons
The Board has approved a Related Person Transaction Approval and Disclosure Policy for the review and approval of any related person transaction. Under this policy all related person transactions must be reviewed and approved by the Audit Committee or another independent body of the Board in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related person transaction, the approval requirement will be satisfied if such transaction is promptly reviewed, approved and ratified by the Audit Committee or another independent body of the Board after we recognize that such transaction constituted a related person transaction. If any related person transaction is not approved or ratified by the Audit Committee or another independent body of the Board, management shall use all reasonable efforts to amend, cancel or rescind such transaction. In addition, any related person transaction previously approved by the Audit Committee or another independent body of the Board or otherwise already existing that is ongoing in nature shall be reviewed by the Audit Committee or another independent body of the Board annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the Audit Committee or another independent body of the Board, if any, and remains appropriate. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC.
Easterly Asset Management Operations LLC, or EAM, an entity controlled by Darrell Crate, our current Chief Executive Officer and former Chairman of the Board, provides the Company with information technology services and support, as well as certain administrative, secretarial and clerical support services, and office space. For the year ended December 31, 2023, the Company paid EAM approximately $462,000 in connection with such services. The Company expects to pay EAM approximately $533,000 for similar services in 2024.
Other Matters
Reimbursement Policy
The Company adopted a policy in 2023, pursuant to which the Company’s Section 16 officers are entitled to reimbursement of jet fuel expenses incurred in connection with business travel on privately owned or leased aircraft. For purposes of the policy, “business travel” is defined as travel that is integrally and directly related to the officer’s performance of his or her duties to the Company. Examples of business travel include travel to attend meetings with prospective property sellers, travel to attend meetings of the Company or Board meetings of the Company, and other travel that furthers the business purposes of the Company. In order to be eligible for reimbursement, an executive officer must submit, no less than quarterly, a detailed description of the business travel underlying the reimbursement, including flight dates, arrival and departure cities, flight time hours, business purpose and fuel costs, among other supporting data. For 2023, Mr. Ibe, Executive Vice President—Development and Acquisitions and Vice Chairman of the Board, was reimbursed an aggregate of $297,081 for jet fuel expenses incurred on aircraft personally owned by Mr. Ibe.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership and reports of changes in ownership of our equity securities. To our knowledge, based solely on our review of Forms 3, 4 and 5 reports, including any amendments thereto, electronically filed with the SEC during or with respect to 2023 and written responses to annual directors’ and officers’ questionnaires that no other reports were required, all Section 16(a) reports required to be filed during 2023 were timely filed, with the exception of a Form 4 filed by Michael Ibe on November 13, 2023 to report the redemption, on November 1, 2023, of common units of limited partnership interests in Easterly Government Properties LP in exchange for an equal number of shares of the common stock in the Company.

OTHER MATTERS
Solicitation of Proxies
We will pay the cost of solicitation of proxies. Our directors, officers and employees may solicit proxies personally, by telephone, via the Internet or by mail without additional compensation for such activities. We also will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send a proxy statement to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses. No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary.
Stockholder Proposals
Stockholders who, in accordance with the Rule 14a-8 under the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2025 annual meeting must submit their proposals to us on or before December 6, 2024. These proposals must comply with all rules and regulations of the SEC, including Rule 14a-8 under the Exchange Act. Additionally, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.
Apart from the SEC’s Rule 14a-8 that addresses the inclusion of stockholder proposals in our proxy materials, under our bylaws, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be timely submitted in writing to the Secretary of the Company, at Easterly Government Properties, Inc., 2001 K Street, NW, Suite 775 North, Washington, D.C. 20006. To be considered timely, we must receive the notice of your intention to introduce a nomination or proposed item of business at our annual meeting:
•	not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the notice for the preceding year’s annual meeting; or
•
not earlier than the 150th day prior to the date of the annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made, in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting.

Assuming that our 2025 annual meeting is not advanced or delayed by more than 30 days from the first anniversary of the date of the 2024 annual meeting, we must receive notice of your intention to introduce a nomination or other item of business at the 2025 annual meeting after November 6, 2024 and no later than 5:00 p.m., Eastern Time, on December 6, 2024.
Attendance at the Meeting
All stockholders of record of shares of common stock at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. If you are not a stockholder of record but hold shares through a broker, bank or other nominee, you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Each stockholder and proxy may be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions.

Householding of Proxy Materials
If you and other residents at your mailing address own shares of common stock in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one Notice of Internet Availability of Proxy Materials, annual report, notice of annual meeting and/or proxy statement. This procedure, known as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce our printing and postage costs. Under applicable law, if you consented or were deemed to have consented, your broker, bank or other nominee may send one copy of our Notice of Internet Availability of Proxy Materials, annual report, notice of annual meeting and/or proxy statement to your address for all residents that own shares of common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of our Notice of Internet Availability of Proxy Materials, annual report, notice of annual meeting and/or proxy statement, you may be able to request householding by contacting your broker, bank or other nominee.
We will promptly deliver, upon oral or written request, a separate copy of our annual report, proxy statement and/or Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of these documents was delivered. If you wish to request extra copies free of charge of these materials, please send your request in writing to Easterly Government Properties, Inc., 2001 K Street, NW, Suite 775 North, Washington, D.C. 20006, Attention: Investor Relations or by telephone at (202) 595-9500.
Other Matters
The Board does not know of any matters other than those described in this proxy statement that will be presented for action at the annual meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.
By Order of the Board of Directors

Franklin V. Logan Executive Vice President, General Counsel and Secretary
Washington, D.C.
April 5, 2024

Appendix A
Non-GAAP Financial Measures
This section contains definitions of certain non-GAAP financial measures and other terms that the Company uses in this proxy statement and, where applicable, the reasons why management believes these non-GAAP financial measures provide useful information to investors about the Company’s financial condition and results of operations and the other purposes for which management uses the measures. These measures should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. A reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure are included in this Appendix A. Additional detail can be found in the Company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q, as well as other documents filed with or furnished to the SEC from time to time. We present certain financial information and metrics “at Easterly’s Share,” which is calculated on an entity-by-entity basis. “At Easterly’s Share” information, which we also refer to as being “at share,” “pro rata,” or “our share” is not, and is not intended to be, a presentation in accordance with GAAP.
Definitions
Core Funds from Operations (Core FFO) adjusts FFO to present an alternative measure of the Company’s operating performance, which, when applicable, excludes items which it believes are not representative of ongoing operating results, such as liability management related costs (including losses on extinguishment of debt and modification costs), catastrophic event charges, depreciation of non-real estate assets, and the unconsolidated real estate venture’s allocated share of these adjustments. In future periods, the Company may also exclude other items from Core FFO that it believes may help investors compare its results. The Company believes Core FFO more accurately reflects the ongoing operational and financial performance of the Company’s core business.
EBITDA is calculated as the sum of net income (loss) before interest expense, taxes, depreciation and amortization, (gain) loss on the sale of operating properties, impairment loss, and the unconsolidated real estate venture’s allocated share of these adjustments. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of operating performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP, is not indicative of operating income or cash provided by operating activities as determined under GAAP and may be presented on a pro forma basis. EBITDA is presented solely as a supplemental disclosure with respect to liquidity because the Company believes it provides useful information regarding the Company’s ability to service or incur debt. Because all companies do not calculate EBITDA the same way, the presentation of EBITDA may not be comparable to similarly titled measures of other companies.
Funds From Operations (FFO) is defined, in accordance with the Nareit FFO White Paper - 2018 Restatement, as net income (loss), calculated in accordance with GAAP, excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. FFO includes the Company’s share of FFO generated by unconsolidated affiliates. FFO is a widely recognized measure of REIT performance. Although FFO is a non-GAAP financial measure, the Company believes that information regarding FFO is helpful to shareholders and potential investors.
Net Debt and Adjusted Net Debt. Net Debt represents the Company’s consolidated debt and its share of unconsolidated debt adjusted to exclude its share of unamortized premiums and discounts and deferred financing fees, less its share of cash and cash equivalents and property acquisition closing escrow, net of deposit. By excluding these items, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. The Company believes this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding its financial condition. Adjusted Net Debt is Net Debt reduced by 1) for each project under construction or in design, the lesser of i) outstanding lump-sum reimbursement amounts and ii) the cost to date, 2) 40% times the amount by which the cost to date exceeds total lump-sum reimbursement amounts for each project under construction or in design and 3) outstanding lump-sum reimbursement amounts for projects previously completed. These adjustments are made to

1) remove the estimated portion of each project under construction, in design or previously completed that has been financed with debt which may be repaid with outstanding cost reimbursement payments from the US Government and 2) remove the estimated portion of each project under construction or in design, in excess of total lump-sum reimbursements, that has been financed with debt but has not yet produced earnings. The Company’s method of calculating Net Debt and Adjusted Net Debt may be different from methods used by other REITs and may be presented on a pro forma basis. Accordingly, the Company’s method may not be comparable to such other REITs.
Fully diluted basis assumes the exchange of all outstanding common units representing limited partnership interests in the Company’s operating partnership, or common units, the full vesting of all shares of restricted stock, and the exchange of all earned and vested LTIP units in the Company’s operating partnership for shares of common stock on a one-for-one basis, which is not the same as the meaning of “fully diluted” under GAAP.
Reconciliations
Core FFO
Year Ended December 31, 2023 ($)
Net Income	21,060
Depreciation of real estate assets	90,288
Unconsolidated real estate venture allocated share of above adjustments	7,639
Funds From Operations (FFO)	118,987
Loss on extinguishment of debt	14
Natural disaster event expense, net of recovery	69
Depreciation of non-real estate assets	1,003
Unconsolidated real estate venture allocated share of above adjustments	66
Core Funds From Operations (FFO)	120,139
Core FFO, per share – fully diluted basis	1.14
Weighted average common shares outstanding – fully diluted basis	105,621,563

Adjusted Net Debt/EBITDA
Quarter Ended December 31, 2023 ($)
Variable rate debt - unhedged	79,000
Fixed rate debt	1,220,597
Total Debt	1,299,597
Less: cash and cash equivalents	(10,250)
Net Debt	1,289,347
Less: Adjustment for development	(54,159)
Adjusted Net Debt	1,235,188

Net Income	4,787
Depreciation and amortization	23,347
Interest expense	13,430
Tax expense	302
Gain on the sale of operating properties	—
Impairment loss	—
Unconsolidated real estate venture allocated share of above adjustments	2,087
EBITDA	43,953
Pro-forma adjustments	79
Pro-forma EBITDA	44,032

Adjusted Net Debt to annualized quarterly pro forma EBITDA	7.0x

Appendix B
EASTERLY GOVERNMENT PROPERTIES, INC.

2024 EQUITY INCENTIVE PLAN
SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS
The name of the plan is the Easterly Government Properties, Inc. 2024 Equity Incentive Plan (as amended from time to time, the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of Easterly Government Properties, Inc., a Maryland corporation (the “Company”), the Operating Partnership (as defined below), and their Affiliates upon whose judgment, initiative, and efforts the Company and the Operating Partnership largely depend for the successful conduct of their business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.
The following terms shall be defined as set forth below:
“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.
“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company or the Operating Partnership, as applicable, as such terms are defined in Rule 405 of the Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
“Award” or “Awards,” except where referring to a particular category of grant under the Plan, includes Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, Dividend Equivalent Rights, and Other Equity-Based Awards contemplated herein.
“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.
“Board” means the Board of Directors of the Company.
“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment upon the attainment of specified performance goals, which goals may include individual performance objectives as well as financial or operational measurements of the performance of the Company (including, but not limited to, any unit, division, group or Affiliate of the Company) such as total shareholder return; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of the Stock; funds from operations or similar measures; leverage ratios; sales or revenue; acquisitions or strategic transactions; operating income; return on capital, assets, equity, or investment; lease or occupancy rates; expense; margins; earnings (loss) per share of Stock; market share; and/or any other goal established by the Administrator, any of which goals may be measured in absolute terms, as compared to any incremental increase, as compared to results of a peer group or on any other basis determined by the Administrator.
Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Consultant” means a consultant or adviser who provides bona fide services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Act.
“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on ordinary cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.
“Effective Date” means the date on which the Plan becomes effective as set forth in Section 20.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is listed on the New York Stock Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to the closing price of the Stock on such primary exchange. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price.
“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.
“Non-Employee Director” means a member of the Board who is not also an employee of the Company, the Operating Partnership or any Subsidiary.
“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
“Operating Partnership” means Easterly Government Properties, L.P., a Delaware limited partnership.
“Option” or “Stock Option” means any option to purchase shares of Stock.
“Prior Plan” means the Easterly Government Properties, Inc. 2015 Equity Incentive Plan, as amended from time to time.
“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.
“Restricted Stock Award” means an Award of Restricted Shares.
“Restricted Stock Units” means an Award of stock units.
“Sale Event” means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization, or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity, or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.
“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.
“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Service Relationship” means any relationship as an officer, employee, director, or Consultant of the Company, the Operating Partnership, or any Affiliate (e.g., a Service Relationship shall be deemed to continue without interruption in the event an individual’s status changes from full-time employee to part-time employee or Consultant or vice versa).
“Stock” means the Common Stock, par value $0.01 per share, of the Company, subject to adjustments pursuant to Section 3.
“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right is exercised.
“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.
“Substitute Awards” means Awards granted or Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, in each case by a company acquired by the Company, the Operating Partnership, or any Affiliate or with which the Company, the Operating Partnership, or any Affiliate combines.
“Ten Percent Owner” means an employee of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.
“Units” means units of partnership interest, including one or more classes of profits interests, in the Operating Partnership.
“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.
SECTION 2.	ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS
(a) Administration of Plan. The Plan shall be administered by the Administrator.
(b) Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:
(i) to select the individuals to whom Awards may from time to time be granted;
(ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, Dividend Equivalent Rights, and Other Equity-Based Awards, or any combination of the foregoing, granted to any one or more grantees;
(iii) to determine the number of shares of Stock or, in the case of a Cash-Based Award, the amount of cash, to be covered by any Award;
(iv) to determine and, subject to Section 17, modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;
(v) to accelerate at any time the exercisability or vesting of all or any portion of any Award;
(vi) subject to the provisions of Section 5(c) or Section 6(d), as applicable, to extend at any time the period in which Stock Options and Stock Appreciation Rights may be exercised;

(vii) at any time to adopt, alter, and repeal such rules, guidelines, and practices for administration of the Plan and for its own acts and proceedings as it deems advisable;
(viii) to interpret the terms and provisions of the Plan and any Award (including related written instruments);
(ix) to make all determinations it deems advisable for the administration of the Plan;
(x) to decide all disputes arising in connection with the Plan; and
(xi) to otherwise supervise the administration of the Plan.
All decisions and interpretations of the Administrator made in good faith shall be binding on all persons, including the Company and Plan grantees.
(c) Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to a committee consisting of one or more officers of the Company, including the Chief Executive Officer of the Company, all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not members of the delegated committee. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.
(d) Award Certificate. Other than with respect to Cash-Based Awards, Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions, and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.
(e) Indemnification. Neither the Board nor the Administrator, nor any member of either, or any delegate thereof, shall be liable for any act, omission, interpretation, construction, or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage that may be in effect from time to time and/or any indemnification agreement between such individual and the Company.
(f) Non-U.S. Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable non-U.S. laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.
SECTION 3. STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a) Stock Issuable. Subject to adjustment as provided in this Section 3, the maximum number of shares of Stock reserved and available for issuance under the Plan shall be 3,600,000 shares less one share for every one share of Stock subject to an award granted under the Prior Plan after April 5, 2024. For purposes of this limitation, the shares of Stock underlying any awards under the Plan and under the Prior Plan that are forfeited, canceled, cash-settled, or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares of Stock that may be issued as Incentive Stock Options. Notwithstanding the foregoing, the following shares shall not be added to the shares authorized for grant under the Plan: (i) shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding and (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that no more than 3,600,000 shares of the Stock may be issued in the form of Incentive Stock Options. The shares available for issuance under the Plan may be authorized but unissued shares of Stock, treasury Stock, or shares of Stock reacquired by the Company. Upon effectiveness of the Plan, no new awards shall be granted under the Prior Plan.
(b) Substitute Awards. Substitute Awards shall not reduce the shares of Stock authorized for grant under the Plan, nor shall shares subject to a Substitute Award be added to the shares of Stock available for Awards under the Plan as provided in Section 3(a) above. Additionally, in the event that a company acquired by the Company, the Operating Partnership, or any Affiliate or with which the Company, the Operating Partnership, or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares authorized for grant under the Plan (and shares subject to such Awards shall not be added to the shares available for Awards under the Plan as provided in Section 3(a) above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors prior to such acquisition or combination.
(c) Changes in Stock. Subject to Section 3(d) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, extraordinary cash dividend, stock split, reverse stock split, or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation or sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (iv) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares subject to Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding, and conclusive absent manifest error. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.
(d) Mergers and Other Transactions. Except as the Administrator may otherwise specify with respect to particular Awards in the relevant Award Certificate, in the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation, or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Certificate, all Awards with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the Sale Event shall become fully vested and exercisable or nonforfeitable as of the effective time of the Sale Event, and all Awards with conditions and restrictions relating to the attainment of performance goals shall become vested and exercisable or nonforfeitable in connection with a Sale Event to the extent specified in the relevant Award Certificate. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights (provided that, in the case of an Option or Stock Appreciation Right with an exercise price equal to or greater than the Sale Price, such Option or Stock Appreciation Right shall be cancelled for no consideration); or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee. In the event of such termination, the Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested shares of Stock under such Awards.
SECTION 4. ELIGIBILITY
Grantees under the Plan will be such officers, employees, Non-Employee Directors, or Consultants of the Company and its Affiliates as are selected from time to time by the Administrator in its sole discretion; provided that Awards may not be granted to officers, employees, Non-Employee Directors, or Consultants who are providing services only to any “parent” of the Company, as such term is defined in Rule 405 of the Act, unless (i) the stock underlying the Awards is treated as “service recipient stock” under Section 409A or (ii) the Company has determined that such Awards are exempt from or otherwise comply with Section 409A.
SECTION 5. STOCK OPTIONS
(a) Award of Stock Options. The Administrator may grant Stock Options under the Plan, subject to such restrictions and conditions as the Administrator may determine. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives. Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option. Stock Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator deems desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the grantee’s election, subject to such terms and conditions as the Administrator may establish.

(b) Exercise Price. The exercise price per share for the Stock covered by a Stock Option shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the exercise price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date. Notwithstanding the foregoing, Stock Options may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant, or (iii) if the Stock Option is otherwise compliant with Section 409A.
(c) Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant. Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code, in the event that on the last business day of the term of a Stock Option other than an Incentive Stock Option (x) the exercise of the Stock Option is prohibited by applicable law or (y) Stock may not be purchased or sold by the holder of such Stock Option due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Stock Option shall be extended to the date that is 30 days following the end of the legal prohibition, black-out period, or lock-up agreement and provided further that no extension will be made if the exercise price of such Stock Option at the date the initial term would otherwise expire is equal to or in excess of the Fair Market Value of a share of Stock on such date.
(d) Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as determined by the Administrator at or after the grant date. An grantee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.
(e) Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Award Certificate:
(i) In cash, by certified or bank check, or other instrument acceptable to the Administrator;
(ii) Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are owned by the grantee and not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;
(iii) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the grantee chooses to pay the purchase price as so provided, the grantee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company reasonably prescribes as a condition of such payment procedure; or
(iv) With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price. Payment instruments will be received subject to collection. The transfer to the grantee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the grantee (or a purchaser acting in the grantee’s stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the grantee). In the event an grantee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the grantee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.
(f) Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an grantee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.
SECTION 6. STOCK APPRECIATION RIGHTS
(a) Award of Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights under the Plan, subject to such restrictions and conditions as the Administrator may determine. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives.
(b) Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant. Notwithstanding the foregoing, Stock Appreciation Rights may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant, or (iii) if the Stock Appreciation Right is otherwise compliant with Section 409A.
(c) Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option.
(d) Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined on or after the date of grant by the Administrator, and such terms and conditions may differ among individual Awards and grantees. The term of a Stock Appreciation Right may not exceed ten years. Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code, in the event that on the last business day of the term of a Stock Appreciation Right (x) the exercise of the Stock Appreciation Right is prohibited by applicable law or (y) shares may not be purchased or sold by the holder of such Stock Appreciation Right due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Stock Appreciation Right shall be extended to the date that is 30 days following the end of the legal prohibition, black-out period, or lock-up agreement and provided further that no extension will be made if the exercise price of such Stock Appreciation Right at the date the initial term would otherwise expire is equal to or in excess of the Fair Market Value of a share of Stock on such date.
SECTION 7. RESTRICTED STOCK AWARDS
(a) Nature of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards under the Plan, subject to such restrictions and conditions as the Administrator may determine. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives.
(b) Rights as a Stockholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that if the lapse of restrictions with respect to the Restricted Stock Award is tied to the attainment of performance goals, any dividends paid by the Company during the performance period shall accrue and shall not be paid to the grantee until and only to the extent the performance goals are met with respect to Restricted Stock Award. Unless the Administrator otherwise determines, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator prescribes.
(c) Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged, or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 17 below, in writing after the Award is issued, if a grantee’s employment (or other Service Relationship) with the Company and its Affiliates terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other Service Relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.
(d) Vesting of Restricted Shares. The Administrator shall specify the date or dates and/or the attainment of pre-established performance goals, objectives, and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives, and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”
SECTION 8. RESTRICTED STOCK UNITS
(a) Nature of Restricted Stock Units. The Administrator may grant Restricted Stock Units under the Plan, subject to such restrictions and conditions as the Administrator may determine. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives. Restricted Stock Units may be settled in shares of Stock (or cash, to the extent explicitly provided for in the Award Certificate) upon the satisfaction of such restrictions and conditions. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate). Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.
(b) Election to Receive Restricted Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.

(c) Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the grantee’s Restricted Stock Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.
(d) Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 17 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Affiliates for any reason.
SECTION 9. UNRESTRICTED STOCK AWARDS
Grant or Sale of Unrestricted Stock. The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.
SECTION 10.  CASH-BASED AWARDS
Grant of Cash-Based Awards. The Administrator may grant Cash-Based Awards under the Plan. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula, or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.
SECTION 11. DIVIDEND EQUIVALENT RIGHTS
(a) Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units, Other Equity-Based Awards, or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units or Other Equity-Based Award with performance-based vesting shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. Notwithstanding anything to the contrary, no Dividend Equivalent Rights shall be granted with respect to any Stock Options or Stock Appreciation Rights.
(b) Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 17 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.
SECTION 12. OTHER EQUITY-BASED AWARDS
(a) The Administrator shall have the right to grant Units or any other membership or ownership interests (which may be expressed as units or otherwise) in the Operating Partnership or an Affiliate, with any shares of Stock being issued in connection with the conversion of (or other distribution on account of) an interest granted under the authority of this Section 12 to be subject to Section 3 and the other provisions of the Plan.

SECTION 13. TRANSFERABILITY OF AWARDS
(a) Transferability. Except as provided in Section 13(b) below, during a grantee’s lifetime, such grantee’s Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred, or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.
(b) Administrator Action. Notwithstanding Section 13(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee may transfer the grantee’s Awards (other than Incentive Stock Options) to the grantee’s immediate family members, to trusts for the benefit of such family members or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.
(c) Family Member. For purposes of Section 13(b), “family member” means a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.
(d) Designation of Beneficiary. To the extent permitted by the Company, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.
SECTION 14. TAX WITHHOLDING
(a) Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.
(b) Payment in Stock. The Administrator may require the Company or any Affiliate’s tax withholding obligation to be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the grantees. The Administrator may also require the Company or any Affiliate’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Stock issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.
SECTION 15. SECTION 409A AWARDS

Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A. The Plan and all Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. If any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated except to the extent permitted by Section 409A. The Company makes no representation that any or all of the payments or benefits described in the Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. The grantee shall be solely responsible for the payment of any taxes and penalties incurred with respect to Awards under the Plan, including under Section 409A.
SECTION 16. TERMINATION OF SERVICE RELATIONSHIP, TRANSFER, LEAVE OF ABSENCE, ETC.
(a) Termination of Service Relationship. If the grantee’s Service Relationship is with an Affiliate and such Affiliate ceases to be an Affiliate, the grantee shall be deemed to have terminated the grantee’s Service Relationship for purposes of the Plan.
(b) For purposes of the Plan, the following events shall not be deemed a termination of a Service Relationship:
(i) a transfer of employment from the Company to an Affiliate or vice versa, or from one Affiliate to another; or
(ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.
SECTION 17. AMENDMENTS AND TERMINATION
The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially and adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(c) or 3(d), without prior stockholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants or cancellation of Stock Options or Stock Appreciation Rights in exchange for cash or other Awards or take any other action with respect to a Stock Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Stock is listed. To the extent determined by the Administrator to be required under the rules of any securities exchange or market system on which the Stock is listed, or by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 17 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(c) or 3(d).
SECTION 18. STATUS OF PLAN
With respect to the portion of any Award that has not been exercised and any payments in cash, Stock, or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator otherwise expressly determines in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 19. GENERAL PROVISIONS
(a) No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.
(b) Issuance of Stock. To the extent certificated, stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company has mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company has given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing shares of Stock pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities, and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. Any Stock issued pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state, or foreign jurisdiction securities or other laws, rules and quotation system on which the Stock is listed, quoted, or traded. The Administrator may place legends on any Stock certificate or notations on any book entry to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator has the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.
(c) No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Administrator shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares, or whether such fractional shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.
(d) Stockholder Rights. Except as otherwise provided in this Plan or an Award Certificate, until Stock is deemed delivered in accordance with Section 19(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award; provided, however, that if the record date for a dividend on the Stock occurs after exercise of an option or after Stock otherwise should have been delivered to a grantee pursuant to the terms of the Plan and an Award Agreement, such dividend will be delivered to the grantee promptly upon payment to the Company’s stockholders generally.
(e) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.
(f) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.
(g) Clawback Policy. All Awards shall be subject to reduction, cancellation, forfeiture, or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or Administrator and as in effect from time to time, including the Company’s Compensation Recovery Policy (as such policy may be amended and/or restated from time to time) and (ii) applicable law. Further, to the extent that the grantee receives any amount in excess of the amount that the grantee should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the grantee shall be required to repay any such excess amount to the Company.
SECTION 20. EFFECTIVE DATE OF PLAN
This Plan shall become effective upon stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation and applicable stock exchange rules. No Awards may be granted hereunder after the tenth anniversary of the Effective Date and no Incentive Stock Options may be granted hereunder after the tenth anniversary of the date the Plan is approved by the Board.
SECTION 21. GOVERNING LAW
This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Maryland, applied without regard to conflict of law principles.

Easterly Government Properties Inc.

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V29043-P05081

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EASTERLY GOVERNMENT PROPERTIES, INC.

The Board of Directors recommends you vote FOR all nominees listed:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Darrell W. Crate	☐	☐	☐
1b. William H. Binnie	☐	☐	☐
1c. Michael P. Ibe	☐	☐	☐
1d. Cynthia A. Fisher	☐	☐	☐
1e. Scott D. Freeman	☐	☐	☐
1f. Emil W. Henry, Jr.	☐	☐	☐
1g. Tara S. Innes	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
2. Approval, on a non-binding advisory basis, of our named executive officer compensation.	☐	☐	☐

The Board of Directors recommends you vote every 1 YEAR on the following proposal:	**1 Year**	**2 Years**	**3 Years**	**Abstain**
3. Recommendation, on a non-binding advisory basis, of the frequency of the named executive compensation votes.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	**For**	**Against**	**Abstain**
4. Approval of the Easterly Government Properties, Inc. 2024 Equity Incentive Plan.	☐	☐	☐
5. Ratification of the Audit Committee's appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2023 Annual Report, including Form 10-K are available at www.proxyvote.com.

V29044-P05081

EASTERLY GOVERNMENT PROPERTIES, INC.
ANNUAL MEETING OF STOCKHOLDERS
MAY 17, 2024, 1:00 PM
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Darrell W. Crate and Meghan G. Baivier, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Easterly Government Properties, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 17, 2024 at 1:00 pm, Eastern Time, at 2001 K Street, NW, Suite 775 North, Washington, D.C. 20006, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "For" all nominees for director, "For" the approval, on a non-binding advisory basis, of our named executive officer compensation, for every "1 Year" on the recommendation, on a non-binding advisory basis, of the frequency of named executive compensation votes, "For" the approval of the Easterly Government Properties, Inc. 2024 Equity Incentive Plan and "For" the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

Continued and to be signed on reverse side